Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Yahoo Japan Corporation

Tokyo, Japan

We have audited the accompanying consolidated balance sheets of Yahoo Japan Corporation and Consolidated Subsidiaries (the “Company”) as of March 31, 2012 and 2011, and the related consolidated statements of income for each of the three years in the period ended March 31, 2012, the consolidated statements of comprehensive income for each of the two years in the period ended March 31, 2012, and the related consolidated statements of changes in equity and cash flows for each of the three years in the period ended March 31, 2012 (all expressed in Japanese Yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yahoo Japan Corporation and Consolidated Subsidiaries as of March 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2012, in conformity with accounting principles generally accepted in Japan.

As discussed in Note 16 to the consolidated financial statements, Yahoo Japan Corporation entered into a business and capital alliance agreement with ASKUL Corporation for its electronic commerce-related businesses as well as a share issuance agreement under which Yahoo Japan Corporation will subscribe for ASKUL’s newly issued shares, in accordance with the resolution of the Board of Directors’ meeting held on April 27, 2012. Yahoo Japan Corporation paid the consideration for the newly issued shares on May 18, 2012.

Accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences as of March 31, 2012 and 2011, and for each of the three years in the period ended March 31, 2012 is presented in Note 17 to the consolidated financial statements.

Our audits also comprehended the translation of Japanese Yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U. S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

September 25, 2012

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets

March 31, 2012 and 2011

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Note 3)	¥255,268	¥186,687	$3,105,828
Receivables:
Trade accounts (Note 3)	45,223	36,946	550,225
Other (Notes 3 and 12)	124,626	2,155	1,516,316
Other current assets (Notes 3 and 8)	33,499	28,333	407,580
Allowance for doubtful accounts	(1,611)	(1,570)	(19,601)

Total current assets	457,005	252,551	5,560,348

PROPERTY AND EQUIPMENT:
Land	5,426	5,426	66,018
Buildings and structures	13,788	11,589	167,758
Machinery and equipment	12,580	10,106	153,060
Furniture and fixtures	43,176	41,337	525,319
Construction in progress	809	467	9,843

Total	75,779	68,925	921,998
Accumulated depreciation	(41,266)	(40,066)	(502,081)

Net property and equipment	34,513	28,859	419,917

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 3 and 4)	32,720	31,398	398,102
Investments in unconsolidated subsidiaries and associated companies (Note 3)	10,034	11,638	122,083
Goodwill	591	1,350	7,191
Software	11,096	9,411	135,004
Long-term other receivables (Notes 3 and 12)	2,944	122,647	35,819
Deferred tax assets (Note 8)	5,408	6,667	65,799
Other assets (Notes 3 and 12)	7,734	7,381	94,099
Allowance for doubtful accounts	(23)	(156)	(280)

Total investments and other assets	70,504	190,336	857,817

TOTAL ASSETS	¥562,022	¥471,746	$6,838,082

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Payables:
Trade accounts (Note 3)	¥6,640	¥7,125	$80,788
Other (Note 3)	16,915	15,586	205,804
Income taxes payable (Note 3)	34,766	33,408	422,995
Other current liabilities (Note 8)	32,664	27,878	397,420

Total current liabilities	90,985	83,997	1,107,007

LONG-TERM LIABILITIES (Note 8)	2,736	2,643	33,289

COMMITMENTS (Notes 11 and 14)

EQUITY (Notes 6 and 16):
Common stock—241,600,000 shares authorized; 58,184,240 shares issued in 2012 and 58,177,294 shares issued in 2011	7,959	7,926	96,837
Capital surplus	3,040	3,007	36,987
Stock acquisition rights	750	563	9,125
Retained earnings	458,285	375,850	5,575,922
Treasury stock—at cost, 180,601 shares in 2012 and 180,433 shares in 2011, respectively	(5,609)	(5,604)	(68,244)
Accumulated other comprehensive income:
Net unrealized gain on available-for-sale securities	1,534	1,208	18,664
Deferred loss on derivatives under hedge accounting (Notes 3 and 11)	—	(3)	—

Total	465,959	382,947	5,669,291
Minority interests	2,342	2,159	28,495

Total equity	468,301	385,106	5,697,786

TOTAL LIABILITIES AND EQUITY	¥562,022	¥471,746	$6,838,082

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2012, 2011 and 2010

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012

NET SALES	¥302,089	¥292,424	¥279,857	$3,675,496

COST OF SALES	28,035	29,294	32,646	341,100

Gross profit	274,054	263,130	247,211	3,334,396

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	109,049	103,526	103,385	1,326,792

Operating income	165,005	159,604	143,826	2,007,604

OTHER INCOME (EXPENSES):
Interest and dividend income	1,790	414	156	21,779
Interest expense	(5)	(21)	(197)	(61)
Gain on foreign exchange—net	178	211	75	2,166
Equity in earnings (losses) of associated companies	553	382	(222)	6,728
Gain on fair value adjustments in investments due to change in ownership ratio (Note 2.a)	7	799	—	85
Loss on write-down of investment securities (Note 4)	(96)	(189)	(1,073)	(1,168)
Settlement for restructuring of service agreements	—	(1,849)	—	—
Loss on write-down of unamortized balance of goodwill (Note 2.h)	(324)	—	—	(3,942)
Effect of adopting Accounting Standard for Asset Retirement Obligations (Note 2.m)	—	(1,145)	—	—
Impairment loss (Note 2.e)	—	—	(1,470)	—
Other—net	2,833	(773)	(419)	34,469

Other income (expenses)—net	4,936	(2,171)	(3,150)	60,056

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	169,941	157,433	140,676	2,067,660

INCOME TAXES (Note 8):
Current	66,296	60,430	59,625	806,619
Assessment of prior year taxes	—	27,392	—	—
Adjustment of income taxes to reflect adjustment of the purchase price on acquisition	—	(24,792)	—	—
Deferred	2,655	1,711	(2,854)	32,303

Total income taxes	68,951	64,741	56,771	838,922

NET INCOME BEFORE MINORITY INTERESTS	100,990	92,692	83,905	1,228,738

MINORITY INTERESTS IN NET INCOME	431	517	382	5,244

NET INCOME	¥100,559	¥92,175	¥83,523	$1,223,494

- 4 -	(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2012, 2011 and 2010

	Yen			U.S. Dollars (Note 1)
	2012	2011	2010	2012

PER SHARE OF COMMON STOCK (Notes 2.t and 13):
Basic net income	¥1,733.81	¥1,589.53	¥1,438.23	$21.10
Diluted net income	1,733.50	1,588.43	1,437.03	21.09
Cash dividends applicable to the year	347.00	318.00	288.00	4.22

See notes to consolidated financial statements.

- 5 -	(Concluded)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended March 31, 2012 and 2011

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012

NET INCOME BEFORE MINORITY INTERESTS	¥100,990	¥92,692	$1,228,738

OTHER COMPREHENSIVE INCOME (LOSS) (Note 9):
Net unrealized gain (loss) on available-for-sale securities	339	(777)	4,124
Deferred gain (loss) on derivatives under hedge accounting	3	(29)	37
Share of other comprehensive (loss) income in associated companies accounted for by the equity method	(14)	7	(170)

Total other comprehensive income (loss)	328	(799)	3,991

COMPREHENSIVE INCOME	¥101,318	¥91,893	$1,232,729

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO:
Owners of the parent	¥100,887	¥91,376	$1,227,485
Minority interests	431	517	5,244

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2012, 2011 and 2010

	Thousands	Millions of Yen
							Accumulated Other Comprehensive Income
	Number of Shares of Common Stock Outstanding	Common Stock	Capital Surplus	Stock Acquisition Rights	Retained Earnings	Treasury Stock	Net Unrealized Gain (Loss) on Available- for-sale Securities	Deferred Gain (Loss) on Derivatives under Hedge Accounting	Total	Minority Interests	Total Equity

BALANCE, APRIL 1, 2009	58,108	¥7,444	¥2,525	¥260	¥223,955	¥—	¥220	¥—	¥234,404	¥2,066	¥236,470

Exercise of stock options	11	77	77	—	—	—	—	—	154	—	154
Net income	—	—	—	—	83,523	—	—	—	83,523	—	83,523
Cash dividends (¥130 per share)	—	—	—	—	(7,554)	—	—	—	(7,554)	—	(7,554)
Changes in the scope of applying the equity method	—	—	—	—	595	—	—	—	595	—	595
Changes in the scope of consolidation	—	—	—	—	(23)	—	—	—	(23)	—	(23)
Purchase of treasury stock	(104)	—	—	—	—	(3,068)	—	—	(3,068)	—	(3,068)
Net change in the year	—	—	—	190	—	—	1,758	26	1,974	202	2,176

BALANCE, MARCH 31,2010	58,015	7,521	2,602	450	300,496	(3,068)	1,978	26	310,005	2,268	312,273

Exercise of stock options	58	405	404	—	—	—	—	—	809	—	809
Net income	—	—	—	—	92,175	—	—	—	92,175	—	92,175
Cash dividends (¥288 per share)	—	—	—	—	(16,708)	—	—	—	(16,708)	—	(16,708)
Changes in the scope of applying the equity method	—	—	—	—	(499)	—	—	—	(499)	—	(499)

Changes in the scope of consolidation	—	—	—	—	386	—	—	—	386	—	386
Purchase of treasury stock	(76)	—	—	—	—	(2,541)	—	—	(2,541)	—	(2,541)
Disposal of treasury stock	—	—	1	—	—	5	—	—	6	—	6
Net change in the year	—	—	—	113	—	—	(770)	(29)	(686)	(109)	(795)

BALANCE, MARCH 31, 2011	57,997	7,926	3,007	563	375,850	(5,604)	1,208	(3)	382,947	2,159	385,106

Exercise of stock options	7	33	33	—	—	—	—	—	66	—	66
Net income	—	—	—	—	100,559	—	—	—	100,559	—	100,559
Cash dividends (¥318 per share)	—	—	—	—	(18,443)	—	—	—	(18,443)	—	(18,443)
Decrease in the number of associated companies accounted for under the equity method due to sales of investments in such companies	—	—	—	—	319	—	—	—	319	—	319
Purchase of treasury stock	—	—	—	—	—	(5)	—	—	(5)	—	(5)
Net change in the year	—	—	—	187	—	—	326	3	516	183	699

BALANCE, MARCH 31, 2012	58,004	¥7,959	¥3,040	¥750	¥458,285	¥(5,609)	¥1,534	¥—	¥465,959	¥2,342	¥468,301

- 7 -	(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2012, 2011 and 2010

	Thousands of U.S. Dollars (Note 1)
						Accumulated Other Comprehensive Income
	Common Stock	Capital Surplus	Stock Acquisition Rights	Retained Earnings	Treasury Stock	Net Unrealized Gain on Available- for-sale Securities	Deferred Gain (Loss) on Derivatives under Hedge Accounting	Total	Minority Interests	Total Equity

BALANCE, MARCH 31, 2011	$96,435	$36,585	$6,850	$4,572,942	$(68,183)	$14,698	$(37)	$4,659,290	$26,268	$4,685,558

Exercise of stock options	402	402	—	—	—	—	—	804	—	804
Net income	—	—	—	1,223,494	—	—	—	1,223,494	—	1,223,494
Cash dividends ($3.87 per share)	—	—	—	(224,395)	—	—	—	(224,395)	—	(224,395)
Decrease in the number of associated companies accounted for under the equity method due to sales of investments in such companies	—	—	—	3,881	—	—	—	3,881	—	3,881
Purchase of treasury stock	—	—	—	—	(61)	—	—	(61)	—	(61)
Net change in the year	—	—	2,275	—	—	3,966	37	6,278	2,227	8,505

BALANCE, MARCH 31, 2012	$96,837	$36,987	$9,125	$5,575,922	$(68,244)	$18,664	$—	$5,669,291	$28,495	$5,697,786

See notes to consolidated financial statements.

- 8 -	(Concluded)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2012, 2011 and 2010

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥169,941	¥157,433	¥140,676	$2,067,660

Adjustments for:
Income taxes—paid	(64,991)	(101,276)	(15,844)	(790,741)
Depreciation and amortization	10,809	9,844	10,213	131,512
Amortization and adjustment of goodwill (Notes 2.b and 2.h)	719	(39)	926	8,748
Equity in (earnings) losses of associated companies	(553)	(382)	222	(6,728)
Gain on fair value adjustments in investments due to change in ownership ratio (Note 2.a)	—	(799)	—	—
Loss on write-down of investment securities (Note 4)	96	189	1,073	1,168
Impairment loss (Note 2.e)	—	—	1,470	—
Effect of adopting Accounting Standard for Asset Retirement Obligations	—	1,145	—	—
Interest and dividends income	(1,790)	(414)	(155)	(21,779)
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(7,749)	131	(1,625)	(94,282)
Increase in other current assets	(8,280)	(949)	(4,127)	(100,742)
(Decrease) increase in trade payables	(485)	71	2,121	(5,901)
Increase in other current liabilities	3,117	3,534	3,535	37,924
Other—net	(1,097)	(907)	1,610	(13,346)

Total adjustments	(70,204)	(89,852)	(581)	(854,167)

Net cash provided by operating activities	99,737	67,581	140,095	1,213,493

INVESTING ACTIVITIES:
Payment into time deposits	(2,000)	(1,000)	(1,000)	(24,334)
Withdrawal of time deposits	2,000	—	—	24,334
Purchase of property and equipment	(12,186)	(7,902)	(4,683)	(148,266)
Purchase of other assets	(2,186)	(2,679)	(2,186)	(26,597)
Purchase of investment securities	(663)	(2,032)	(619)	(8,067)
Proceeds from sales of investment securities	1,372	469	199	16,693
Adjustment of acquisition cost of a consolidated subsidiary	—	25,731	—	—
Interest and dividends received	1,095	421	221	13,323
Other—net	259	(1,377)	711	3,151

Net cash (used in) provided by investing activities	(12,309)	11,631	(7,357)	(149,763)

FINANCING ACTIVITIES:
Repayment of long-term debt	(2)	(10,000)	(20,000)	(24)
Dividends paid	(18,410)	(16,672)	(7,519)	(223,993)
Purchase of treasury stock	—	(2,541)	(3,068)	—
Other—net	(435)	288	(794)	(5,293)

Net cash used in financing activities	(18,847)	(28,925)	(31,381)	(229,310)

NET INCREASE IN CASH AND CASH EQUIVALENTS—(Forward)	¥68,581	¥50,287	¥101,357	$834,420

- 9 -	(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2012, 2011 and 2010

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012

NET INCREASE IN CASH AND CASH EQUIVALENTS—(Forward)	¥68,581	¥50,287	¥101,357	$834,420

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	186,687	138,238	36,996	2,271,408

DECREASE IN CASH AND CASH EQUIVALENTS DUE TO SALE OF BUSINESS BY A CONSOLIDATED SUBSIDIARY (Note 2.a)	—	(1,838)	—	—

DECREASE IN CASH AND CASH EQUIVALENTS DUE TO DECONSOLIDATION OF SUBSIDIARIES	—	—	(115)	—

CASH AND CASH EQUIVALENTS, END OF YEAR	¥255,268	¥186,687	¥138,238	$3,105,828

See notes to consolidated financial statements.

- 10 -	(Concluded)

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2012, 2011 and 2010

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

Yahoo Japan Corporation (the “Company”) was incorporated in Japan in 1996. The overwhelming leader in the Internet market in Japan, the Company classifies its services into three segments: (1) media business, (2) business-services business, and (3) consumer business, as discussed in Note 15.

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), as described in Note 2, which are different in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as to application and disclosure requirements. A discussion of certain significant differences between Japanese GAAP and U.S. GAAP is presented under Note 17 of these consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers. In addition, certain reclassifications have been made to the consolidated financial statements for the years ended March 31, 2011 and 2010 to conform to the classifications used in 2012.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese yen amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ¥82.19 to $1, the approximate rate of exchange at March 31, 2012. Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The accompanying consolidated financial statements as of March 31, 2012 include the accounts of the Company and its 10 (11 in 2011) significant subsidiaries. Under the control or influence concept, those companies in which the Company is able to directly or indirectly exercise control over operations are fully consolidated, and those companies over which the Company and consolidated subsidiaries (collectively, the “Group”) have the ability to exercise significant influence are accounted for by the equity method.

Investments in 8 (10 in 2011) associated companies are accounted for by the equity method. Investments in the remaining 7 (8 in 2011) unconsolidated subsidiaries and 6 (6 in 2011) associated companies are stated at cost. If the equity method of accounting had been applied to the investments in these companies, the effect on the accompanying consolidated financial statements would not have been material.

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit included in assets resulting from transactions within the Group is also eliminated.

During the fiscal year ended March 31, 2010, the Company acquired majority shareholdings of GyaO CORPORATION (“GyaO”) and Yura, Inc. (“Yura”). As a result, GyaO and Yura became consolidated subsidiaries of the Company.

During the fiscal year ended March 31, 2010, the Company absorbed its wholly-owned subsidiaries, Yura and Overture K.K. through mergers.

During the fiscal year ended March 31, 2011, the Company acquired the majority interest in Cirius Technologies, Inc. (“Cirius”). As a result, Cirius became a consolidated subsidiary of the Company.

During the fiscal year ended March 31, 2011, the Company sold all of its shares in NewsWatch Inc. and part of its shares in BBIX Inc. As a result, these companies were excluded from the scope of consolidation.

During the fiscal year ended March 31, 2011, the Company entered into a basic agreement for the reorganization of Yahoo Japan Value Insight Corporation (“YVI”), a consolidated subsidiary. YVI had two businesses, namely, (1) research service business and (2) customer related service business. Under the agreement, YVI’s research service business was sold to MACROMILL, INC. (“MM”) with MM’s newly issued shares received as consideration. As a result of revaluating the research service business on the sale of the business, the Company’s equity interest in the research service business was adjusted based on the fair value which exceeded its carrying value. The revaluation gain was included in the gain on fair value adjustments in investments due to change in ownership ratio in the consolidated statement of income for the year ended March 31, 2011. In addition, Web Solution Corporation (“WS”) was newly established through the corporate split of YVI to operate the customer related service business. After the corporate split, YVI became a holding company with only MM and WS stocks as assets and was renamed VIPS Corporation.

During the fiscal year ended March 31, 2012, WS was absorbed into Yahoo Japan Customer Relations Corporation, a consolidated subsidiary.

b.	Business Combinations—In October 2003, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations”, and in December 2005, the Accounting Standards Board of Japan (the “ASBJ”) issued ASBJ Statement No. 7, “Accounting Standard for Business Divestitures” and ASBJ Guidance No. 10, “Guidance for Accounting Standard for Business Combinations and Business Divestitures”. The accounting standard for business combinations allowed companies to apply the pooling of interests method of accounting only when certain specific criteria were met such that the business combination was essentially regarded as a uniting-of-interests. For business combinations that did not meet the uniting-of-interests criteria, the business combination was considered to be an acquisition and the purchase method of accounting was required. This standard also prescribed the accounting for combinations of entities under common control and for joint ventures.

In December 2008, the ASBJ issued a revised accounting standard for business combinations, ASBJ Statement No. 21, “Accounting Standard for Business Combinations”. Major accounting changes under the revised accounting standard are as follows: (1) The revised standard requires accounting for business combinations only by the purchase method. As a result, the pooling of interests method of accounting is no longer allowed. (2) The previous accounting standard required research and development costs to be charged to income as incurred. Under the revised standard, in-process research and development costs (IPR&D) acquired in a business combination are capitalized as an intangible asset. (3) The previous accounting standard provided for a bargain purchase gain (negative goodwill) to be systematically amortized over a period not exceeding 20 years. Under the revised standard, the acquirer recognizes the bargain purchase gain in profit or loss immediately on the acquisition date after reassessing and confirming that all of the assets acquired and all of the liabilities assumed have been identified after a review of the procedures used in the purchase allocation. The revised standard was applicable to business combinations undertaken on or after April 1, 2010.

The Company adopted this accounting standard effective from April 1, 2010.

Amortization and adjustment of goodwill in the consolidated statements of cash flows include adjustment of amortization of goodwill due to subsequent adjustments to the purchase price of an acquisition. (See Notes 2.h and Note 8)

c.	Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and exposed to insignificant risk of changes in value. Cash equivalents include time deposits, all of which mature or become due within three months of the date of acquisition.

d.	Property and Equipment—Property and equipment are stated at cost. Depreciation is primarily computed by using the declining-balance method. The straight-line method is applied to fixed assets related to the data center.

e.	Long-lived Assets—The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

As a result of reviewing the Group’s long-lived assets for impairment, no impairment losses were recorded for the years ended March 31, 2012 and 2011. However, for the year ended March 31, 2010, the Group recognized an impairment loss of ¥1,470 million for the following assets:

Millions of Yen
2010

Operating assets:
Furniture and fixtures	¥17
Software	268
Long-term prepaid expenses	4
Leased assets	284
Other	99

Subtotal	672
Goodwill	798

Total	¥1,470

Operating assets other than the leased assets in the above table were written down to zero because the Company decided to dispose of them. The finance lease contracts of the above leased assets were entered into before April 1, 2008 and had been accounted for as operating leases, and the Group recorded allowances for impairment loss on the leased assets. Goodwill originally recognized at the merger of Brainer.jp was written down as the entity was no longer expected to achieve the earnings forecast in the business plan established at the time of the merger.

f.	Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) trading securities, which are held for the purpose of earning capital gains in the near term, are reported at fair value, and the related unrealized gains and losses are included in earnings; (2) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost; and (3) available-for-sale securities, which are not classified as either of the aforementioned securities, are reported at fair value, with unrealized gains and losses, net of applicable taxes, reported as a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average method. If values of available-for-sale securities substantially decline, such securities are reduced to net realizable value and charged to income. Further details regarding recognition of loss on write-down of investment securities is discussed in Note 4.

g.	Investments in Limited Partnerships—Investments in limited partnerships consist primarily of the Company’s contributed capital in investment partnerships. The investments in these partnerships are accounted for by the equity method.

h.	Goodwill—Goodwill represents the excess of the costs of acquiring a company over the fair value of the acquired company’s net assets, and is amortized on a straight-line basis over an estimated period. When such period cannot be estimated reliably, goodwill is amortized over five years. Immaterial goodwill is immediately charged to income as incurred.

The Company recognized ¥324 million ($3,942 thousand) as a loss on the write-down of the unamortized balance of goodwill for the year ended March 31, 2012, in relation to the goodwill of Cirius.

As discussed in Note 2.b., the Company adopted the revised accounting standard for business combinations effective from April 1, 2010. Prior to the adoption of this revised accounting standard, the Company systematically amortized a bargain purchase gain (negative goodwill) over a period not exceeding 20 years. With the adoption of this revised accounting standard, the Company recognizes the bargain purchase gain in profit or loss immediately on the acquisition date after reassessing and confirming that all of the assets acquired and all of the liabilities assumed have been identified after a review of the procedures used in the purchase allocation.

i.	Software—Software for internal use is amortized by the straight-line method over a period of no more than five years, the estimated useful life of the software.

j.	Allowance for Doubtful Accounts—The allowance for doubtful accounts is stated in amounts considered to be appropriate based on the Group’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.

k.	Employees’ Retirement Benefits—The Company and certain subsidiaries participate primarily in defined contribution pension plans following the transfer of the previous defined benefit pension plans in July 2000 and the enactment of the Act for Defined Contribution Pension. In addition, the Company and certain consolidated subsidiaries participate in two multi-employer contributory defined benefit welfare pension plans (the “welfare pension plans”) covering their employees.

Contributions made by the Company and its consolidated subsidiaries to the welfare pension plans are expensed when paid because the plan assets attributable to each participant cannot be reasonably determined.

The participation ratio in the welfare pension plans based on the number of employees for the years ended March 31, 2012 and 2011 was as follows:

	2012	2011

The welfare pension plan in which the Company and certain subsidiaries participate (“Plan A”)	4.8%	4.7%
The welfare pension plan in which a subsidiary participates (“Plan B”)	0.3	0.3

Because the welfare pension plans provide their fair value information only once a year, the latest fair value information available at the time of preparing these consolidated financial statements is that of one year earlier. The fair value of the welfare pension plans’ entire assets and actuarial pension liabilities as of March 31, 2012 and 2011 was as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2012	2012

Plan A, Based on the Fair Value Information as of March 31, 2011

Fair value of all plan assets	¥171,945	$2,092,043
Actuarial pension liabilities	(172,109)	(2,094,038)

Difference	¥(164)	$(1,995)

Plan B, Based on the Fair Value Information as of March 31, 2011

Fair value of all plan assets	¥186,324	$2,266,991
Actuarial pension liabilities	(220,188)	(2,679,012)

Difference	¥(33,864)	$(412,021)

Millions of Yen
2011

Plan A, Based on the Fair Value Information as of March 31, 2010

Fair value of all plan assets	¥161,055
Actuarial pension liabilities	(159,999)

Difference	¥1,056

Plan B, Based on the Fair Value Information as of March 31, 2010

Fair value of all plan assets	¥185,995
Actuarial pension liabilities	(218,220)

Difference	¥(32,225)

The major components of the differences between the aggregate plan assets and liabilities in the tables above were as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2012	2012

Plan A, Based on the Fair Value Information as of March 31, 2011

Other reserve	¥14,983	$182,297
Adjustment for valuation of assets	(3,494)	(42,511)
Accumulated deficit	(11,653)	(141,781)

Total	¥(164)	$(1,995)

Plan B, Based on the Fair Value Information as of March 31, 2011

Accumulated unfunded portion	¥(16,598)	$(201,947)
Unamortized obligations	(17,266)	(210,074)

Total	¥(33,864)	$(412,021)

Millions of Yen
2011

Plan A, Based on the Fair Value Information as of March 31, 2010

Funded reserve	¥23,340
Adjustment for valuation of assets	(13,927)
Accumulated unfunded portion	(8,357)

Total	¥1,056

Plan B, Based on the Fair Value Information as of March 31, 2010

Accumulated unfunded portion	¥(13,927)
Unamortized obligations	(18,298)

Total	¥(32,225)

Prior service cost is amortized over 20 years by using the straight-line method under both of the welfare pension plans.

The total contributions to the defined contribution pension plans and the welfare pension plans recognized as net periodic benefit cost for the years ended March 31, 2012, 2011 and 2010 were ¥950 million ($11,559 thousand), ¥899 million and ¥906 million, respectively.

l.	Bonuses to Directors and Corporate Auditors—Bonuses to directors and corporate auditors are accrued at the end of the year to which such bonuses are attributable.

m.	Asset Retirement Obligations—In March 2008, the ASBJ published ASBJ Statement No. 18 “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21 “Guidance on Accounting Standard for Asset Retirement Obligations”. Under this accounting standard, an asset retirement obligation is defined as a legal obligation imposed either by law or contract that results from the acquisition, construction, development, and normal operation of a tangible fixed asset and is associated with the retirement of such tangible fixed asset.

The asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if it is reasonably estimable. If the asset retirement obligation cannot be reasonably estimated in the period that the asset retirement obligation is incurred, such obligation should be recognized as a liability in the period when it becomes reasonably estimated. Upon initial recognition of a liability for an asset retirement obligation, an asset retirement cost is capitalized by increasing the carrying amount of the related fixed asset by the amount of the liability. The asset retirement cost is subsequently expensed through depreciation over the remaining useful life of the asset. Over time, the liability is accreted to its present value in each period. Any subsequent revisions to the timing or the amount of the original estimate of undiscounted cash flows are reflected as an increase or a decrease in the carrying amount of the liability and the capitalized amount of the related asset retirement cost.

The Company adopted this accounting standard effective from April 1, 2010. The effect of adopting this accounting standard was to decrease operating income and income before income taxes and minority interests by ¥184 million and ¥1,329 million, respectively for the year ended March 31, 2011. Asset retirement obligations as of March 31, 2012 and 2011 are included in long-term liabilities in the consolidated balance sheets.

n.	Stock Options—ASBJ Statement No. 8, “Accounting Standard for Stock Options” and related guidance are applicable to stock options granted on or after May 1, 2006. This standard requires companies to recognize compensation expense for employee stock options based on the fair value at the grant date and over the vesting period as consideration for receiving goods or services. The standard also requires companies to account for stock options granted to non-employees based on the fair value of either the stock option or the goods or services received. Included in the balance sheet as a separate component of equity, the stock option is presented as a stock acquisition right until exercised. The standard allows unlisted companies to measure options at their intrinsic value if fair value cannot be estimated reliably.

o.	Research and Development Costs—Research and development costs are charged to income as incurred. Research and development costs charged to income for the years ended March 31, 2012, 2011 and 2010 were ¥268 million ($3,261 thousand), ¥183 million and ¥187 million, respectively.

p.	Leases—ASBJ Statement No. 13, “Accounting Standard for Lease Transactions”, which was effective for fiscal years beginning on or after April 1, 2008, requires that all finance lease transactions be capitalized recognizing lease assets and lease obligations in the balance sheet. In addition, this accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to be accounted for as operating lease transactions. In adopting this accounting standard, the Company applied the permission to leases which existed at the transition date and do not transfer ownership of the leased property to the lessee.

The Group leases certain computers, servers, data center-related equipment, and software. Leased assets for which the initiation date of lease is on or after April 1, 2008 are included in property and equipment or other assets in the consolidated balance sheets. Depreciation of leased assets is computed by the straight-line method over the leasing period without any residual value.

q.	Income Taxes—The provision for income taxes is computed based on the pretax income included in the consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are determined by applying currently enacted tax laws to the temporary differences.

r.	Foreign Currency Translations—All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the exchange rates at the balance sheet date. Foreign exchange translation gains and losses are recognized in the consolidated statements of income to the extent that they are not hedged by forward exchange contracts.

s.	Derivative Financial Instruments—The Company uses a variety of derivative financial instruments, including foreign currency forward contracts, as a means of hedging exposure to foreign exchange risks. The Company does not hold or issue derivatives for trading or speculative purposes.

Derivative financial instruments and foreign currency transactions are classified and accounted for as follows: (1) all derivatives are recognized as either assets or liabilities and measured at fair value, and gains or losses on derivative transactions are recognized in the consolidated statements of income; and (2) if derivatives used for hedging purposes qualify for hedge accounting because of high correlation and effectiveness between the hedging instruments and the hedged items, gains or losses on such derivatives are deferred until maturity of the hedged transactions.

If foreign currency forward contracts qualify for hedge accounting and meet specific matching criteria, assets and liabilities denominated in foreign currencies are translated at the contract rates and no gains or losses on derivative transactions are recognized.

t.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period, retroactively adjusted for stock splits.

Diluted net income per share reflects the potential dilution that could occur if securities were exercised or converted into common stock. Diluted net income per share of common stock assumes full exercise of outstanding warrants.

Cash dividends per share presented in the accompanying consolidated statements of income are dividends applicable to the respective years including dividends to be paid after the end of the year, retroactively adjusted for stock splits.

u.	Accounting Changes and Error Corrections—In December 2009, ASBJ issued ASBJ Statement No. 24 “Accounting Standard for Accounting Changes and Error Corrections” and ASBJ Guidance No. 24 “Guidance on Accounting Standard for Accounting Changes and Error Corrections.” Accounting treatments under this standard and guidance are as follows: (1) Changes in Accounting Policies - When a new accounting policy is applied with revision of accounting standards, the new policy is applied retrospectively unless the revised accounting standards include specific transitional provisions. When the revised accounting standards include specific transitional provisions, an entity shall comply with the specific transitional provisions. (2) Changes in Presentations - When the presentation of financial statements is changed, prior-period financial statements are reclassified in accordance with the new presentation. (3) Changes in Accounting Estimates - A change in an accounting estimate is accounted for in the period of the change if the change affects that period only, and is accounted for prospectively if the change affects both the period of the change and future periods. (4) Corrections of Prior-Period Errors - When an error in prior-period financial statements is discovered, those statements are restated. This accounting standard and the guidance are applicable to accounting changes and corrections of prior-period errors which are made from the beginning of the fiscal year that begins on or after April 1, 2011.

The Company adopted this accounting standard as of April 1, 2011.

3.	FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

(1)	Group Policy for Financial Instruments

The Group’s use of its funds is limited to high-liquidity and low-risk investments which mature within a year. The Group finances its fund raising requirements with bank loans for which repayment periods are decided after considering the market environment and long-term and short-term balances. Derivatives are used only for the purpose of hedging exposure to foreign exchange risks. The Group does not hold or issue derivatives for trading or speculative purposes.

(2)	Nature, Risks Arising from Financial Instruments, and Risk Management

Accounts and other receivables are subject to the credit risks of customers. The Group controls these risks by reviewing outstanding balances and due dates of each customer in accordance with internal rules for controlling receivables. Certain receivables denominated in foreign currencies are subject to foreign exchange risks. The Group uses foreign currency forward contracts to hedge these risks.

Most investment securities are related to capital and/or operating alliances with business partners, and are subject to market value volatility risks. In order to control these risks, fair value and financial condition of the investee are periodically reviewed and reported to the Board of Directors in accordance with internal rules for using funds.

Accounts payable, other payables, and accruals are payable within a year. Certain payables denominated in foreign currencies are subject to foreign exchange risks. The Group uses foreign currency forward contracts to hedge these risks.

Bank loans and lease obligations are used for working capital and capital investment purposes, and are subject to liquidity risks of default. To control these risks, the Group’s Administrative Department prepares and updates cash-flow plans and maintains appropriate amounts of ready liquidity.

Regarding derivative instruments which are subject to foreign exchange risks, the Company uses foreign currency forward contracts to hedge the risks. Derivative transactions entered into by the Group are made and controlled in accordance with internal rules for controlling market risks, and are periodically reported to the Board of Directors. The hedging activity of the Group is based on internal policies which regulate the authorization and credit limit amount. Effectiveness of hedging transactions is measured mainly by ratio analysis before entering into contracts and in subsequent review.

Fair values of financial instruments are based on quoted prices in active markets. If a quoted price is not available, other rational valuation techniques are used instead. Such valuation techniques include certain assumptions. Results may differ if different assumptions are used in the valuation.

The contract amounts for derivatives listed in Note 11 do not represent volume of underlying market risks of the derivative transactions.

As of March 31, 2012

Financial instruments whose fair values are readily determinable as of March 31, 2012 are as follows:

		Millions of Yen
		2012
		Carrying Amount	Fair Value	Unrealized Gain/Loss
Assets:
(1)	Cash and cash equivalents	¥255,268	¥255,268	¥—
(2)	Time deposit (included in other current assets)	2,000	2,000	—
(3)	Trade accounts receivable	44,615	44,615	—
(4)	Other receivables	124,537	124,537	—
(5)	Investments in unconsolidated subsidiaries and associated companies	8,754	9,501	747
(6)	Investment securities	5,513	5,513	—
(7)	Long-term other receivables	2,944	2,596	(348)

Total		¥443,631	¥444,030	¥399

Liabilities:
(8)	Trade accounts payable	¥6,640	¥6,640	¥—
(9)	Other payables	16,915	16,915	—
(10)	Income taxes payable	34,766	34,766	—

Total		¥58,321	¥58,321	¥—

		Thousands of U.S. Dollars
		2012
		Carrying Amount	Fair Value	Unrealized Gain/Loss
Assets:
(1)	Cash and cash equivalents	$3,105,828	$3,105,828	$—
(2)	Time deposit (included in other current assets)	24,334	24,334	—
(3)	Trade accounts receivable	542,828	542,828	—
(4)	Other receivables	1,515,233	1,515,233	—
(5)	Investments in unconsolidated subsidiaries and associated companies	106,509	115,598	9,089
(6)	Investment securities	67,076	67,076	—
(7)	Long-term other receivables	35,819	31,585	(4,234)

Total		$5,397,627	$5,402,482	$4,855

Liabilities:
(8)	Trade accounts payable	$80,788	$80,788	$—
(9)	Other payable	205,804	205,804	—
(10)	Income taxes payable	422,995	422,995	—

Total		$709,587	$709,587	$—

Notes:	(1), (2), (3), (4), (8), (9) and (10)—As these items are settled within one year and have fair values approximately equal to the carrying amounts, they are stated at the carrying amounts. Accounts receivable and other receivables are stated after deducting allowance for doubtful accounts.

(5) and (6)—Fair value of these investments is based on market price. Fair value information categorized by purpose for holding investment securities is discussed in Note 4.

(7) —Fair value of long-term other receivables is stated at present value of future cash flows after considering recoverability.

Financial instruments which do not have quoted market prices and whose fair values are not reliably determinable are not included in the table above. Such financial instruments as of March 31, 2012 are as follows:

	Carrying Amount
March 31, 2012	Millions of Yen	Thousands of U.S. Dollars

Investment securities	¥27,207	$331,026
Investments in unconsolidated subsidiaries and associated companies	1,280	15,574

Total	¥28,487	$346,600

Detailed information about investment securities is discussed in Note 4.

Maturity analysis for financial assets as of March 31, 2012 is as follows:

	Millions of Yen
March 31, 2012	Due in One Year or Less	Due after One Year through Two Years	Due after Two Years through Three Years

Cash and cash equivalents	¥255,268	¥—	¥—
Time deposit	2,000	—	—
Trade accounts receivable	45,223	—	—
Other receivables	124,626	—	—
Long-term other receivables	706	881	1,357

Total	¥427,823	¥881	¥1,357

	Thousands of U.S. Dollars
March 31, 2012	Due in One Year or Less	Due after One Year through Two Years	Due after Two Years through Three Years

Cash and cash equivalents	$3,105,828	$—	$—
Time deposit	24,334	—	—
Trade accounts receivable	550,225	—	—
Other receivables	1,516,316	—	—
Long-term other receivables	8,590	10,719	16,510

Total	$5,205,293	$10,719	$16,510

Note:	Trade accounts receivable and other receivables are stated before deducting allowance for doubtful accounts of ¥608 million ($7,397 thousand) and ¥89 million ($1,083 thousand), respectively.

As of March 31, 2011

Financial instruments whose fair values are readily determinable as of March 31, 2011 are as follows:

		Millions of Yen
		2011
		Carrying Amount	Fair Value	Unrealized Gain/Loss
Assets:
(1)	Cash and cash equivalents	¥186,687	¥186,687	¥—
(2)	Time deposit (included in other current assets)	2,000	2,000	—
(3)	Trade accounts receivable	36,294	36,294	—
(4)	Other receivables	2,151	2,151	—
(5)	Investments in unconsolidated subsidiaries and associated companies	10,112	13,228	3,116
(6)	Investment securities	4,520	4,520	—
(7)	Long-term other receivables	122,647	122,571	(76)

Total		¥364,411	¥367,451	¥3,040

Liabilities:
(8)	Trade accounts payable	¥7,125	¥7,125	¥—
(9)	Other payables	15,586	15,586	—
(10)	Income taxes payable	33,408	33,408	—

Total		¥56,119	¥56,119	¥—

(11)	Derivative instruments under hedge accounting	¥(6)	¥(6)	¥—

Notes:	(1), (2), (3), (4), (8), (9), and (10)—As these items are settled within one year and have fair values approximately equal to the carrying amounts, they are stated at the carrying amounts. Accounts receivable and other receivables are stated after deducting allowance for doubtful accounts.

(5) and (6)—Fair value of these investments is based on market price. Fair value information categorized by holding purpose of investment securities is discussed in Note 4.

(7) —Fair value of long-term other receivables is stated at present value of future cash flows after considering recoverability.

(11)—Receivables and payables arising from derivative transactions are stated at net amount. Detailed information about derivatives is discussed in Note 11.

Financial instruments which do not have quoted market prices and whose fair values are not reliably determinable are not included in the table above. Such financial instruments as of March 31, 2011 are as follows:

Carrying Amount
March 31, 2011	Millions of Yen

Investment securities	¥26,878
Investments in unconsolidated subsidiaries and associated companies	1,526

Total	¥28,404

Detailed information about investment securities is discussed in Note 4.

4.	INVESTMENT SECURITIES

Investment securities as of March 31, 2012 and 2011 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012

Non-current:
Marketable equity securities	¥5,513	¥4,520	$67,076
Non-marketable equity securities	27,205	26,875	331,002
Investments in limited partnerships	2	3	24

Total	¥32,720	¥31,398	$398,102

The carrying amounts and aggregate fair value of investment securities at March 31, 2012 and 2011 were as follows:

	Millions of Yen
March 31, 2012	Cost	Unrealized Gains	Unrealized Losses	Fair Value

Securities classified as available-for-sale—Equity securities	¥3,101	¥2,473	¥61	¥5,513

March 31, 2011

Securities classified as available-for-sale—Equity securities	¥2,474	¥2,094	¥48	¥4,520

	Thousands of U.S. Dollars
March 31, 2012	Cost	Unrealized Gains	Unrealized Losses	Fair Value

Securities classified as available-for-sale—Equity securities	$37,730	$30,088	$742	$67,076

Available-for-sale securities whose fair values are not readily determinable as of March 31, 2012 and 2011 were as follows:

	Carrying Amount
	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012

Available-for-sale:
Equity securities—unlisted common stock	¥27,205	¥26,875	$331,002
Investments in limited investment partnerships and others	2	3	24

Total	¥27,207	¥26,878	$331,026

On January 25, 2011, the Company sold unlisted preferred shares of B.B. Mobile Corp. (“BBM”) with a carrying value of ¥120,000 million to SOFTBANK CORP., which had 42.2% ownership of the Company as of March 31, 2011 (see Note 12). No gain or loss was recognized for this transaction.

Proceeds from sales of available-for-sale securities (unlisted common stocks) and related gains and losses for the years ended March 31, 2012, 2011 and 2010 were as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012

Proceeds from sales	¥224	¥242	¥94	$2,725
Realized gains	73	28	—	888
Realized losses	—	14	101	—

If the market value declines to 50% or less of the carrying amount, the carrying amount of the investment security is written down to the market value unless it is considered clearly recoverable. If the market value declines to the range from 50% to 70% of the carrying amount, the carrying amount of the investment security is written down to the amount considered to be appropriate based on its materiality and recoverability. Loss from write-down of available-for-sale securities for the years ended March 31, 2011 and 2010 were ¥189 million and ¥352 million, whereas no such loss was recorded for the year ended March 31, 2012.

For unlisted equity securities held for one year or more, the Group periodically compares carrying value per share to investee’s net assets per share. If net assets per share decline to 50% or less of acquisition cost per share, the Group recognizes a loss on write-down of investment securities after considering future recoverability. Loss on write-down of such investment securities for the years ended March 31, 2012 and 2010 were ¥96 million ($1,168 thousand) and ¥721 million, whereas no such loss was recorded for the year ended March 31, 2011.

5.	LONG-TERM DEBT

The Company had ¥10,000 million of current portion of long-term debt as of March 31, 2010. All of the debt was repaid as of March 31, 2011.

6.	EQUITY

Japanese companies are subject to the Companies Act of Japan (the “Companies Act”). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Corporate Auditors, and (4) having the normal term of service of the directors prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends-in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and retire such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights are presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

7.	STOCK OPTIONS

Stock options outstanding as of and for the year ended March 31, 2012, including the options expired during the period, are as follows:

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

2001 Stock Option (1)	3 directors 72 employees	108,544 shares	2001.6.29	¥ ($	9,559 116.3)	From June 21, 2003 to June 20, 2011

2001 Stock Option (2)	3 directors 72 employees	112,640 shares	2001.12.18	¥ ($	8,497 103.4)	From December 8, 2003 to December 7, 2011

2002 Stock Option (1)	2 directors 65 employees	47,616 shares	2002.7.29	¥ ($	10,196 124.1)	From June 21, 2004 to June 20, 2012

2002 Stock Option (2)	19 employees	5,888 shares	2002.11.20	¥ ($	11,375 138.4)	From November 21, 2004 to June 20, 2012

2003 Stock Option (1)	5 directors 83 employees	19,840 shares	2003.7.25	¥ ($	33,438 406.8)	From June 21, 2005 to June 20, 2013

2003 Stock Option (2)	43 employees	2,464 shares	2003.11.4	¥ ($	51,478 626.3)	From November 5, 2005 to June 20, 2013

2003 Stock Option (3)	38 employees	2,400 shares	2004.1.29	¥ ($	47,813 581.7)	From January 30, 2006 to June 20, 2013

2003 Stock Option (4)	41 employees	1,168 shares	2004.5.13	¥ ($	78,512 955.3)	From May 14, 2006 to June 20, 2013

2004 Stock Option (1)	5 directors 131 employees	9,856 shares	2004.7.29	¥ ($	65,290 794.4)	From June 18, 2006 to June 17, 2014

2004 Stock Option (2)	46 employees	712 shares	2004.11.1	¥ ($	62,488 760.3)	From November 2, 2006 to June 17, 2014

2004 Stock Option (3)	29 employees	344 shares	2005.1.28	¥ ($	65,375 795.4)	From January 29, 2007 to June 17, 2014

2004 Stock Option (4)	42 employees	276 shares	2005.5.12	¥ ($	60,563 736.9)	From May 13, 2007 to June 17, 2014

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

2005 Stock Option (1)	5 directors 180 employees	5,716 shares	2005.7.28	¥ ($	58,500 711.8)	From June 18, 2007 to June 17, 2015

2005 Stock Option (2)	31 employees	234 shares	2005.11.1	¥ ($	62,000 754.3)	From November 2, 2007 to June 17, 2015

2005 Stock Option (3)	65 employees	316 shares	2006.1.31	¥ ($	79,500 967.3)	From February 1, 2008 to June 17, 2015

2005 Stock Option (4)	49 employees	112 shares	2006.5.2	¥ ($	67,940 826.6)	From May 3, 2008 to June 17, 2015

2006 Stock Option (1)	5 directors 157 employees	8,569 shares	2006.9.6	¥ ($	47,198 574.3)	From August 24, 2008 to August 23, 2016

2006 Stock Option (2)	49 employees	313 shares	2006.11.6	¥ ($	44,774 544.8)	From October 24, 2008 to October 23, 2016

2006 Stock Option (3)	62 employees	360 shares	2007.2.7	¥ ($	47,495 577.9)	From January 25, 2009 to January 24, 2017

2007 Stock Option (1)	66 employees	651 shares	2007.5.8	¥ ($	45,500 553.6)	From April 25, 2009 to April 24, 2017

2007 Stock Option (2)	5 directors 225 employees	10,000 shares	2007.8.7	¥ ($	40,320 490.6)	From July 25, 2009 to July 24, 2017

2007 Stock Option (3)	119 employees	766 shares	2007.11.7	¥ ($	51,162 622.5)	From October 25, 2009 to October 24, 2017

2007 Stock Option (4)	124 employees	817 shares	2008.2.13	¥ ($	47,500 577.9)	From January 31, 2010 to January 30, 2018

2008 Stock Option (1)	246 employees	2,059 shares	2008.5.9	¥ ($	51,781 630.0)	From April 26, 2010 to April 25, 2018

2008 Stock Option (2)	5 directors 336 employees	11,750 shares	2008.8.8	¥ ($	40,505 492.8)	From July 26, 2010 to July 25, 2018

2008 Stock Option (3)	128 employees	407 shares	2008.11.7	¥ ($	34,000 413.7)	From October 25, 2010 to October 24, 2018

2008 Stock Option (4)	128 employees	350 shares	2009.2.10	¥ ($	32,341 393.5)	From January 28, 2011 to January 27, 2019

2009 Stock Option (1)	100 employees	890 shares	2009.5.12	¥ ($	26,879 327.0)	From April 29, 2011 to April 28, 2019

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

2009 Stock Option (2)	5 directors 454 employees	12,848 shares	2009.8.11	¥ ($	30,700 373.5)	From July 29, 2011 to July 28, 2019

2009 Stock Option (3)	61 employees	277 shares	2009.11.10	¥ ($	28,737 349.6)	From October 28, 2011 to October 27, 2019

2009 Stock Option (4)	101 employees	571 shares	2010.2.10	¥ ($	32,050 390.0)	From January 28, 2012 to January 27, 2020

2010 Stock Option (1)	155 employees	700 shares	2010.5.11	¥ ($	35,834 436.0)	From April 28, 2012 to April 27, 2020

2010 Stock Option (2)	5 directors 268 employees	11,936 shares	2010.8.10	¥ ($	34,617 421.2)	From July 28, 2012 to July 27, 2020

2010 Stock Option (3)	106 employees	316 shares	2010.11.5	¥ ($	28,857 351.1)	From October 23, 2012 to October 22, 2020

2010 Stock Option (4)	104 employees	541 shares	2011.2.8	¥ ($	31,193 379.5)	From January 26, 2013 to January 25, 2021

2011 Stock Option (1)	169 employees	589 shares	2011.6.3	¥ ($	27,917 339.7)	From May 21, 2013 to May 20, 2021

2011 Stock Option (2)	5 directors 251 employees	12,265 shares	2011.8.5	¥ ($	27,669 336.6)	From July 22, 2013 to July 22, 2021

2011 Stock Option (3)	281 employees	932 shares	2011.11.16	¥ ($	25,263 307.4)	From November 3, 2013 to November 2, 2021

2011 Stock Option (4)	114 employees	684 shares	2012.2.17	¥ ($	24,900 303.0)	From February 4, 2014 to February 3, 2022

Notes:	1.	Each stock option in the table above vests in three phases according to the respective vesting conditions and vesting periods. For each stock option, the initiation date of the exercise period, defined as the day after the first vesting date, indicates the first day on which the first part of the option becomes exercisable.

	2.	The options are forfeited upon termination of employment even if they are vested.

The stock option activity is as follows:

	2001 Stock Option (1)	2001 Stock Option (2)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	—	—
Granted	—	—
Canceled	—	—
Vested	—	—
March 31, 2011—Outstanding	—	—

Vested

March 31, 2010—Outstanding	15,946	17,437
Vested	—	—
Exercised	(14,394)	(15,371)
Canceled	—	—
March 31, 2011—Outstanding	1,552	2,066

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—
Granted	—	—
Canceled	—	—
Vested	—	—
March 31, 2012—Outstanding	—	—

Vested

March 31, 2011—Outstanding	1,552	2,066
Vested	—	—
Exercised	(1,552)	(2,066)
Canceled	—	—
March 31, 2012—Outstanding	—	—

Exercise price	¥9,559	¥8,497
	($116.3)	($103.4)
Average stock price at exercise	¥26,659	¥24,454
	($324.4)	($297.5)

	2002 Stock Option (1)	2002 Stock Option (2)	2003 Stock Option (1)	2003 Stock Option (2)	2003 Stock Option (3)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2011—Outstanding	—	—	—	—	—

Vested

March 31, 2010—Outstanding	16,384	768	15,872	1,344	1,056
Vested	—	—	—	—	—
Exercised	(1,536)	—	—	—	—
Canceled	—	—	(448)	(96)	—
March 31, 2011—Outstanding	14,848	768	15,424	1,248	1,056

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	14,848	768	15,424	1,248	1,056
Vested	—	—	—	—	—
Exercised	(3,072)	(256)	—	—	—
Canceled	—	—	(704)	(32)	—
March 31, 2012—Outstanding	11,776	512	14,720	1,216	1,056

Exercise price	¥10,196	¥11,375	¥33,438	¥51,478	¥47,813
	($124.1)	($138.4)	($406.8)	($626.3)	($581.7)
Average stock price at exercise	¥25,686	¥27,120	—	—	—
	($312.5)	($330.0)	—	—	—

	2003 Stock Option (4)	2004 Stock Option (1)	2004 Stock Option (2)	2004 Stock Option (3)	2004 Stock Option (4)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2011—Outstanding	—	—	—	—	—

Vested

March 31, 2010—Outstanding	496	8,960	384	224	208
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(16)	(160)	(16)	(16)	(16)
March 31, 2011—Outstanding	480	8,800	368	208	192

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	480	8,800	368	208	192
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(32)	(416)	(8)	—	(32)
March 31, 2012—Outstanding	448	8,384	360	208	160

Exercise price	¥78,512	¥65,290	¥62,488	¥65,375	¥60,563
	($955.3)	($794.4)	($760.3)	($795.4)	($736.9)
Average stock price at exercise	—	—	—	—	—

	2005 Stock Option (1)	2005 Stock Option (2)	2005 Stock Option (3)	2005 Stock Option (4)	2006 Stock Option (1)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	—	—	—	42	1,960
Granted	—	—	—	—	—
Canceled	—	—	—	(1)	(75)
Vested	—	—	—	(41)	(1,885)
March 31, 2011—Outstanding	—	—	—	—	—

Vested

March 31, 2010—Outstanding	5,064	150	248	41	5,742
Vested	—	—	—	41	1,885
Exercised	—	—	—	—	—
Canceled	(208)	(26)	(20)	(7)	(465)
March 31, 2011—Outstanding	4,856	124	228	75	7,162

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	4,856	124	228	75	7,162
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(248)	(2)	(8)	—	(229)
March 31, 2012—Outstanding	4,608	122	220	75	6,933

Exercise price	¥58,500	¥62,000	¥79,500	¥67,940	¥47,198
	($711.8)	($754.3)	($967.3)	($826.6)	($574.3)
Average stock price at exercise	—	—	—	—	—

	2006 Stock Option (2)	2006 Stock Option (3)	2007 Stock Option (1)	2007 Stock Option (2)	2007 Stock Option (3)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	85	93	297	4,652	390
Granted	—	—	—	—	—
Canceled	(1)	(5)	(5)	(219)	(13)
Vested	(84)	(88)	(132)	(2,227)	(153)
March 31, 2011—Outstanding	—	—	160	2,206	224

Vested

March 31, 2010—Outstanding	184	174	270	4,553	327
Vested	84	88	132	2,227	153
Exercised	—	—	—	—	—
Canceled	(3)	(12)	(8)	(367)	(14)
March 31, 2011—Outstanding	265	250	394	6,413	466

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	160	2,206	224
Granted	—	—	—	—	—
Canceled	—	—	—	(34)	—
Vested	—	—	(160)	(2,172)	(224)
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	265	250	394	6,413	466
Vested	—	—	160	2,172	224
Exercised	—	—	—	—	—
Canceled	—	(5)	(76)	(345)	(1)
March 31, 2012—Outstanding	265	245	478	8,240	689

Exercise price	¥44,774	¥47,495	¥45,500	¥40,320	¥51,162
	($544.8)	($577.9)	($553.6)	($490.6)	($622.5)
Average stock price at exercise	—	—	—	—	—

	2007 Stock Option (4)	2008 Stock Option (1)	2008 Stock Option (2)	2008 Stock Option (3)	2008 Stock Option (4)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	421	1,647	11,319	401	336
Granted	—	—	—	—	—
Canceled	(8)	(92)	(330)	(36)	(9)
Vested	(167)	(722)	(5,524)	(162)	(137)
March 31, 2011—Outstanding	246	833	5,465	203	190

Vested

March 31, 2010—Outstanding	365	—	—	—	—
Vested	167	722	5,524	162	137
Exercised	—	—	—	—	—
Canceled	(5)	(28)	(162)	(1)	—
March 31, 2011—Outstanding	527	694	5,362	161	137

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	246	833	5,465	203	190
Granted	—	—	—	—	—
Canceled	(1)	(41)	(131)	(20)	(3)
Vested	(245)	(341)	(2,634)	(44)	(45)
March 31, 2012—Outstanding	—	451	2,700	139	142

Vested

March 31, 2011—Outstanding	527	694	5,362	161	137
Vested	245	341	2,634	44	45
Exercised	—	—	—	—	—
Canceled	(2)	(102)	(323)	(19)	(3)
March 31, 2012—Outstanding	770	933	7,673	186	179

Exercise price	¥47,500	¥51,781	¥40,505	¥34,000	¥32,341
	($577.9)	($630.0)	($492.8)	($413.7)	($393.5)
Average stock price at exercise	—	—	—	—	—

	2009 Stock Option (1)	2009 Stock Option (2)	2009 Stock Option (3)	2009 Stock Option (4)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	878	12,663	277	571
Granted	—	—	—	—
Canceled	(110)	(593)	(52)	(66)
Vested	—	—	—	—
March 31, 2011—Outstanding	768	12,070	225	505

Vested

March 31, 2010—Outstanding	—	—	—	—
Vested	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
March 31, 2011—Outstanding	—	—	—	—

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	768	12,070	225	505
Granted	—	—	—	—
Canceled	(7)	(242)	(13)	(26)
Vested	(351)	(5,877)	(94)	(223)
March 31, 2012—Outstanding	410	5,951	118	256

Vested

March 31, 2011—Outstanding
Vested	351	5,877	94	223
Exercised	—	—	—	—
Canceled	(2)	(162)	—	(5)
March 31, 2012—Outstanding	349	5,715	94	218

Exercise price	¥26,879	¥30,700	¥28,737	¥32,050
	($327.0)	($373.5)	($349.6)	($390.0)
Average stock price at exercise	—	—	—	—

	2010 Stock Option (1)	2010 Stock Option (2)	2010 Stock Option (3)	2010 Stock Option (4)
	(Shares)
Year Ended March 31, 2011

Non-vested

March 31, 2010—Outstanding	—	—	—	—
Granted	700	11,936	316	541
Canceled	(33)	(213)	(2)	—
Vested	—	—	—	—
March 31, 2011—Outstanding	667	11,723	314	541

Vested

March 31, 2010—Outstanding	—	—	—	—
Vested	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
March 31, 2011—Outstanding	—	—	—	—

Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	667	11,723	314	541
Granted	—	—	—	—
Canceled	(29)	(382)	(30)	(2)
Vested	—	—	—	—
March 31, 2012—Outstanding	638	11,341	284	539

Vested

March 31, 2011—Outstanding	—	—	—	—
Vested	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—

Exercise price	¥35,834	¥34,617	¥28,857	¥31,193
	($436.0)	($421.2)	($351.1)	($379.5)
Average stock price at exercise	—	—	—	—

	2011 Stock Option (1)	2011 Stock Option (2)	2011 Stock Option (3)	2011 Stock Option (4)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—
Granted	589	12,265	932	684
Canceled	(47)	(216)	(51)	—
Vested	—	—	—	—
March 31, 2012—Outstanding	542	12,049	881	684

Vested

March 31, 2011—Outstanding	—	—	—	—
Vested	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—

Exercise price	¥27,917	¥27,669	¥25,263	¥24,900
	($339.7)	($336.6)	($307.4)	($303.0)
Average stock price at exercise	—	—	—	—

Fair value information of stock options granted on or after May 1, 2006, which is required under the accounting standard for stock options, is as follows:

Note: The stock options of the Company vest in three phases as denoted in (a), (b), and (c) according to the respective vesting conditions and vesting periods. Therefore, the information below is presented to show fair values of the stock options applicable to each of the three phases.

	2005 Stock Option (4)	2006 Stock Option (1)	2006 Stock Option (2)	2006 Stock Option (3)

Fair value price at grant date:
a.	¥30,958	¥24,564	¥23,832	¥20,435
	($376.7)	($298.9)	($290.0)	($248.6)
b.	¥35,782	¥26,803	¥25,311	¥23,448
	($435.4)	($326.1)	($308.0)	($285.3)
c.	¥39,196	¥28,156	¥26,766	¥25,578
	($476.9)	($342.6)	($325.7)	($311.2)

	2007 Stock Option (1)	2007 Stock Option (2)	2007 Stock Option (3)	2007 Stock Option (4)

Fair value price at grant date:
a.	¥22,586	¥17,061	¥20,900	¥20,289
	($274.8)	($207.6)	($254.3)	($246.9)
b.	¥25,697	¥18,121	¥23,651	¥23,128
	($312.7)	($220.5)	($287.8)	($281.4)
c.	¥27,206	¥20,659	¥26,853	¥24,691
	($331.0)	($251.4)	($326.7)	($300.4)

	2008 Stock Option (1)	2008 Stock Option (2)	2008 Stock Option (3)	2008 Stock Option (4)

Fair value price at grant date:
a.	¥16,538	¥14,918	¥14,554	¥10,204
	($201.2)	($181.5)	($177.1)	($124.2)
b.	¥18,525	¥15,716	¥15,075	¥10,715
	($225.4)	($191.2)	($183.4)	($130.4)
c.	¥21,037	¥17,980	¥16,395	¥11,262
	($256.0)	($218.8)	($199.5)	($137.0)

	2009 Stock Option (1)	2009 Stock Option (2)	2009 Stock Option (3)	2009 Stock Option (4)

Fair value price at grant date:
a.	¥9,499	¥12,264	¥9,601	¥12,152
	($115.6)	($149.2)	($116.8)	($147.9)
b.	¥10,338	¥13,247	¥10,271	¥12,987
	($125.8)	($161.2)	($125.0)	($158.0)
c.	¥10,701	¥13,747	¥11,193	¥13,992
	($130.2)	($167.3)	($136.2)	($170.2)

	2010 Stock Option (1)	2010 Stock Option (2)	2010 Stock Option (3)	2010 Stock Option (4)

Fair value price at grant date:
a.	¥11,631	¥10,077	¥9,284	¥10,508
	($141.5)	($122.6)	($113.0)	($127.9)
b.	¥12,389	¥10,734	¥9,518	¥10,641
	($150.7)	($130.6)	($115.8)	($129.5)
c.	¥13,174	¥11,507	¥10,109	¥11,264
	($160.3)	($140.0)	($123.0)	($137.0)

	2011 Stock Option (1)	2011 Stock Option (2)	2011 Stock Option (3)	2011 Stock Option (4)

Fair value price at grant date:
a.	¥8,899	¥7,634	¥6,963	¥7,865
	($108.3)	($92.9)	($84.7)	($95.7)
b.	¥8,987	¥7,711	¥7,158	¥8,278
	($109.3)	($93.8)	($87.1)	($100.7)
c.	¥9,168	¥7,780	¥7,235	¥8,343
	($111.5)	($94.7)	($88.0)	($101.5)

The assumptions used to measure fair value of stock options granted during the years ended March 31, 2012 and 2011 are as follows:

Year Ended March 31, 2012

Estimation method: Black-Scholes option pricing model

	2011 Stock Option (1)	2011 Stock Option (2)	2011 Stock Option (3)	2011 Stock Option (4)

Volatility of stock price:
a.	39.2%	39.2%	38.7%	38.0%
b.	38.2%	38.2%	38.4%	38.7%
c.	37.7%	37.3%	37.6%	37.8%

Estimated remaining outstanding period:
a.	5.97 years	5.97 years	5.97 years	5.97 years
b.	6.47 years	6.47 years	6.47 years	6.47 years
c.	6.97 years	6.97 years	6.97 years	6.97 years

Estimated dividend (dividend yield)	1.16%	1.26%	1.36%	1.28%

Risk free interest rate:
a.	0.54%	0.45%	0.43%	0.41%
b.	0.61%	0.52%	0.48%	0.47%
c.	0.68%	0.58%	0.54%	0.54%

Notes:	1.	The a, b and c denoted in the table above correspond to those in the fair value information.

	2.	Periods for computation using actual stock price:

		2011 Stock Option (1):	a.	From June 13, 2005 to June 3, 2011
			b.	From December 13, 2004 to June 3, 2011
			c.	From June 14, 2004 to June 3, 2011

		2011 Stock Option (2):	a.	From August 15, 2005 to August 5, 2011
			b.	From February 14, 2005 to August 5, 2011
			c.	From August 16, 2004 to August 5, 2011

		2011 Stock Option (3):	a.	From November 28, 2005 to November 16, 2011
			b.	From May 30, 2005 to November 16, 2011
			c.	From November 29, 2004 to November 16, 2011

		2011 Stock Option (4):	a.	From February 27, 2006 to February 17, 2012
			b.	From August 29, 2005 to February 17, 2012
			c.	From February 28, 2005 to February 17, 2012

	3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.

	4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2011.

	5.	For the risk free interest rate, the Company uses the yield of Japanese treasury bond applicable to the estimated remaining outstanding period of options.

	6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

Year Ended March 31, 2011

Estimation method: Black-Scholes option pricing model

	2010 Stock Option (1)	2010 Stock Option (2)	2010 Stock Option (3)	2010 Stock Option (4)

Volatility of stock price:
a.	39.7%	39.1%	39.2%	39.1%
b.	40.7%	40.0%	38.8%	38.1%
c.	41.8%	41.3%	39.9%	39.0%

Estimated remaining outstanding period:
a.	5.97 years	5.97 years	5.97 years	5.97 years
b.	6.47 years	6.47 years	6.47 years	6.47 years
c.	6.97 years	6.97 years	6.97 years	6.97 years

Estimated dividend (dividend yield)	0.84%	0.90%	1.02%	0.93%

Risk free interest rate:
a.	0.62%	0.46%	0.39%	0.74%
b.	0.70%	0.51%	0.44%	0.82%
c.	0.79%	0.58%	0.50%	0.91%

Notes:	1.	The a, b and c denoted in the table above correspond to those in the fair value information.

	2.	Periods for computation using actual stock price:

		2010 Stock Option (1):	a.	From May 17, 2004 to May 7, 2010
			b.	From November 17, 2003 to May 7, 2010
			c.	From May 19, 2003 to May 7, 2010

		2010 Stock Option (2):	a.	From August 16, 2004 to August 6, 2010
			b.	From February 16, 2004 to August 6, 2010
			c.	From August 18, 2003 to August 6, 2010

		2010 Stock Option (3):	a.	From November 8, 2004 to November 5, 2010
			b.	From May 10, 2004 to November 5, 2010
			c.	From November 10, 2003 to November 5, 2010

		2010 Stock Option (4):	a.	From February 14, 2005 to February 4, 2011
			b.	From August 16, 2004 to February 4, 2011
			c.	From February 16, 2004 to February 4, 2011

	3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.

	4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2010.

	5.	For the risk free interest rate, the Company uses the yield of Japanese treasury bond applicable to the estimated remaining outstanding period of options.

	6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

8.	INCOME TAXES

The Company and its domestic subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a statutory tax rate of approximately 40.7% for each of the years ended March 31, 2012, 2011 and 2010.

The tax effects of significant temporary differences which resulted in deferred tax assets and liabilities at March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012

Deferred tax assets:
Enterprise tax payable	¥2,425	¥2,483	$29,505
Depreciation and amortization	4,395	4,998	53,474
Provision for Yahoo! Points	1,485	1,392	18,068
Write-down of investment securities	754	1,357	9,174
Revaluation of assets	1,593	2,743	19,382
Other	2,658	3,053	32,340
Less valuation allowance	(2,409)	(3,009)	(29,311)

Total	10,901	13,017	132,632

Deferred tax liabilities:
Unrealized gain on available-for-sale securities	860	833	10,464
Other	—	(2)	—

Total	860	831	10,464

Net deferred tax assets	¥10,041	¥12,186	$122,168

Balances of deferred tax assets and liabilities included in the consolidated balance sheets are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012

Deferred tax assets—current (included in other current assets)	¥4,640	¥5,522	$56,455
Deferred tax assets—non-current	5,408	6,667	65,799
Deferred tax liabilities—current (included in other current liabilities)	(5)	—	(62)
Deferred tax liabilities—non-current (included in long-term liabilities)	(2)	(3)	(24)

Net deferred tax assets	¥10,041	¥12,186	$122,168

Reconciliation between the statutory tax rates and the actual effective tax rates reflected in the accompanying consolidated statements of income for the years ended March 31, 2012, 2011 and 2010 is not presented because the difference between the two tax rates was not material.

On December 2, 2011, new tax reform laws were enacted in Japan, which changed the statutory tax rate from approximately 41% to 38% effective for the fiscal years beginning on or after April 1, 2012 through March 31, 2015, and to 36% afterwards. The effect of this change was not material.

Assessment of Prior Year Taxes and Adjustment of Income Taxes to Reflect Adjustment of the Purchase Price on Acquisition

Assessment of prior year taxes and adjustment of income taxes to reflect adjustment of the purchase price of acquisition in the accompanying consolidated statements of income were recorded mainly for the following reason:

In February 2009, the Company acquired all issued and outstanding shares of SOFTBANK IDC SOLUTIONS Corp. (“SISC”) from SOFTBANK CORP. In March 2009, the Company merged SISC and assumed net operating loss carryforwards of SISC. Subsequently, the Company utilized the entire amount of the net operating loss carryforwards on its tax returns for the year ended March 31, 2009.

In June 2010, the Company received a notice from the Tokyo Regional Taxation Bureau indicating that the utilization of the net operating loss carryforwards had unreasonably reduced the Company’s income taxes, which resulted in incurrence of additional taxes.

These additional taxes have been treated as an adjustment to the purchase price of SISC shares based on an agreement with SOFTBANK CORP. that SOFTBANK CORP. would reimburse an amount equal to any additional taxes incurred due to tax positions associated with the SISC merger. Upon the adjustment of the purchase price, negative goodwill arose based on the agreement. The negative goodwill has been recorded as an adjustment of income taxes to reflect adjustment of the purchase price on acquisition because the negative goodwill arose due to the disapproval of future tax benefits from the deferred tax assets assumed from SISC.

The Company submitted a request for reconsideration to the national tax tribunal. In April 2011, the Company initiated judicial proceedings and intends to thoroughly argue its position on this matter.

9.	COMPREHENSIVE INCOME

Under Japanese GAAP, a consolidated statement of comprehensive income is required from the fiscal year ended March 31, 2011, and information on total comprehensive income is required to be disclosed in the notes for the year ended March 31, 2010 and is presented as follows:

Millions of Yen
2010

Total comprehensive income attributable to:
Owners of the parent	¥85,309
Minority interests	382

Total comprehensive income	¥85,691

Other comprehensive income for the year ended March 31, 2010 consisted of the following:

Millions of Yen
2010

Other comprehensive income:
Net unrealized gain on available-for-sale securities	¥1,763
Deferred gain on derivatives under hedge accounting	26
Share in other comprehensive loss in associated companies accounted for by the equity method	(3)

Total other comprehensive income	¥1,786

Under Japanese GAAP, information on reclassification adjustments and tax effects on other comprehensive income are required to be disclosed from the fiscal year ended March 31, 2012 and presented as follows:

	Millions of Yen	Thousands of U.S. Dollars

Net unrealized gain on available-for-sale securities
Gains arising during the year	¥439	$5,341
Reclassification adjustments to profit or loss	(73)	(888)

Amount before income tax effect	366	4,453
Income tax effect	(27)	(329)

Other comprehensive income-Net unrealized gain on available-for-sale securities	¥339	$4,124

Deferred gain on derivatives under hedge accounting
Gains arising during the year	¥6	$73
Reclassification adjustments to profit or loss	—	—

Amount before income tax effect	6	73
Income tax effect	(3)	(36)

Other comprehensive income-Deferred gain on derivatives under hedge accounting	¥3	$37

Share of other comprehensive loss in associated companies accounted for by the equity method
Losses arising during the year	¥(14)	$(170)
Reclassification adjustments to profit or loss	—	—

Other comprehensive income-Share of other comprehensive loss in associated companies accounted for by the equity method	¥(14)	$(170)

The corresponding information for the years ended March 31, 2011 and 2010 is not presented because such information for the years prior to the initial application of the accounting standard for presentation of comprehensive income is not required as an exemption under the standard.

10.	LEASE

The Group leases certain computers, servers, data center-related equipment, and software.

Total rental expenses including lease payments under operating lease contracts and finance leases contracts that do not transfer ownership of the leased property to the lessee and that were entered into prior to April 1, 2008 included in the consolidated statements of income for the years ended March 31, 2012, 2011 and 2010 were ¥6,114 million ($74,389 thousand), ¥5,644 million and ¥6,042 million, respectively. The minimum rental commitments under noncancelable operating leases at March 31, 2012 were as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2012	2012

Due within one year	¥6,120	$74,462
Due after one year	21,856	265,920

Total	¥27,976	$340,382

11.	DERIVATIVES

Derivative contracts accounted for under hedge accounting as of March 31, 2012 and 2011 are as follows:

(1)	Contract amount and fair value of derivative instruments to hedge foreign exchange risk associated with certain future expenses denominated in foreign currencies, of which gains and losses are deferred under hedge accounting:

	Millions of Yen
	2011
	Contract Amount	Fair Value

Foreign currency forward contract:
Receipt: U.S. dollar, payment: Japanese yen	¥206	¥(4)
Receipt: Euro, payment: Japanese yen	1,182	(2)

Total	¥1,388	¥(6)

No balances remained as of March 31, 2012.

Note:	All derivative transactions are to be settled within a year. The fair value of derivative instruments is stated at an amount obtained from financial institutions.

(2)	Contract amount of derivative instruments to hedge foreign exchange risk associated with certain accounts payable and other payables denominated in foreign currencies that are translated at contract rates:

Millions of Yen
2012

Foreign currency forward contract:
Receipt: Japanese yen, payment: U.S. dollar	¥87
Receipt: U.S. dollar, payment: Japanese yen	148
Receipt: Euro, payment: Japanese yen	1,020

Total	¥1,255

Thousands of U.S. Dollars
2012

Foreign currency forward contract:
Receipt: Japanese yen, payment: U.S. dollar	$1,059
Receipt: U.S. dollar, payment: Japanese yen	1,801
Receipt: Euro, payment: Japanese yen	12,409

Total	$15,269

No balances remained as of March 31, 2011.

Note:	All derivative transactions are to be settled within a year. Because the derivative instruments are treated as a part of related payables, the fair value of derivative instruments is included in that of payables in the table shown in Note 3.

12.	RELATED PARTY TRANSACTIONS

Transactions of the Group with related parties for the years ended March 31, 2012, 2011 and 2010 are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012

Transaction of the Company with SOFTBANK CORP.—Sale of investment (Note A)	¥—	¥120,000	¥—	$—
Transaction of the Company with SOFTBANK CORP.—Interest income (Note A)	1,203	207	—	14,637
Transaction of the Company with SOFTBANK CORP.—Adjustment of acquisition cost (Note B)	—	29,312	—	—
Transaction of the Company with Yahoo! Sàrl—Payment of service fees (Note C)	13,093	15,101	8,102	159,302
Transaction of a consolidated subsidiary with Yahoo! Sàrl—Payment of service fees (Note C)	—	—	8,731	—
Transaction with individuals (directors)—Exercise of stock options	10	513	46	122

Notes:	A.	On January 25, 2011, the Company sold its investment in BBM to SOFTBANK CORP. The selling price of this transaction was determined based on negotiations considering the financial condition of BBM, appraisal value, and other factors. The long-term other receivables arising from this transaction are interest-bearing with interest rate determined based on negotiation considering normal market rate. There was no gain or loss on the sale.

	B.	During the course of the merger of SISC, the Company acquired shares of IDC Frontier Inc. (“IDCF”). Subsequently, the Company and IDCF received a notice from the Tokyo Regional Taxation Bureau indicating that additional taxes were levied with respect to the tax treatment of the acquisition of IDCF shares. Based on the agreement with SOFTBANK CORP., the amount equivalent to the additional taxes was paid to the Company.

	C.	Overture K.K., a consolidated subsidiary, had paid service fees to Yahoo! Sàrl. On October 1, 2009, the Company absorbed Overture K.K. through a merger. Since the merger, the Company has paid service fees to Yahoo! Sàrl. The total service fees paid to Yahoo! Sàrl by Overture K.K. and the Company for the year ended March 31, 2010 were ¥16,833 million.

The balance due to or due from related parties listed in the above table at March 31, 2012 and 2011 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012

Other receivables	¥120,000	¥934	$1,460,032
Other assets (current)	1,410	—	17,155
Long-term other receivables	—	122,647	—
Other assets (non-current)	—	207	—
Accounts payable	—	1,177	—

13.	NET INCOME PER SHARE

Reconciliation of the differences between basic and diluted net income per share (“EPS”) for the years ended March 31, 2012, 2011 and 2010 is as follows:

	Millions of Yen	Thousands	Yen	U.S. Dollars
Year Ended March 31, 2012	Net Income	Weighted- average Shares	EPS

Basic EPS—Net income available to common shareholders	¥100,559	57,999	¥1,733.81	$21.10

Effect of dilutive securities—Warrants	—	11

Diluted EPS—Net income for computation	¥100,559	58,010	¥1,733.50	$21.09

Year Ended March 31, 2011

Basic EPS—Net income available to common shareholders	¥92,175	57,989	¥1,589.53

Effect of dilutive securities—Warrants	—	40

Diluted EPS—Net income for computation	¥92,175	58,029	¥1,588.43

Year Ended March 31, 2010

Basic EPS—Net income available to common shareholders	¥83,523	58,074	¥1,438.23

Effect of dilutive securities—Warrants	—	48

Diluted EPS—Net income for computation	¥83,523	58,122	¥1,437.03

14.	COMMITTED LINE OF CASH ADVANCE

The Company provides cash advance service to customers in its credit card operations.

The total amount of the committed line of cash advance granted and available for customers, outstanding balance, and remaining balance at March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012

Total amount of the committed line of cash advance	¥15,335	¥16,673	$186,580
Outstanding balance	1,066	1,228	12,970

Remaining balance	¥14,269	¥15,445	$173,610

15.	SEGMENT INFORMATION

The reportable segments are components of the Group for which separate financial information is available, and whose operating results are reviewed periodically by the Board of Directors to determine allocation of operating resources and evaluate its performance. Segment income is computed based on operating income with certain adjustments for non-operating income and expense such as interest income/expense, foreign exchange gain/loss, equity in earnings/losses of associated companies, and others. The reportable segment information is prepared under the same accounting policies as discussed in Note 2.

The Group classifies its services into three reportable segments, namely, (1) media business, (2) business-services business, and (3) consumer business, as summarized below.

The media business segment comprises planning and sales of Internet-based advertising-related services.

The business-services business segment includes planning of living-area information listing services, online sales, and agency services for medium- and small-sized companies.

The consumer business segment mainly consists of services for individual Internet users. Main revenue sources for this segment include e-commerce related services, membership services, and paid content services. This segment also includes planning and sales of online settlement services.

Segment information of the Group as of and for the year ended March 31, 2012 is as follows:

a.	Sales, income and related information by reportable segments

	Millions of Yen
	2012
	Reportable Segments
	Media Business	Business-services Business	Consumer Business	Total	Reconciliation	Consolidated

Sales to customers	¥110,292	¥83,435	¥107,963	¥301,690	¥399	¥302,089

Intersegment sales	—	1	—	1	(1)	—

Total sales	¥110,292	¥83,436	¥107,963	¥301,691	¥398	¥302,089

Segment income	¥60,699	¥42,649	¥68,365	¥171,713	¥(6,708)	¥165,005

Depreciation and amortization	¥3,161	¥3,762	¥3,545	¥10,468	¥341	¥10,809
Amortization of goodwill (see Note 1 below)	464	236	58	758	30	788
Remaining balance of goodwill	467	22	102	591	—	591
Interest received (paid)—net	(2)	3	1	2	1,385	1,387
Equity earnings of associated companies accounted for by the equity method	170	167	20	357	196	553

b.	Reconciliation between the segment income and the consolidated financial statements

Millions of Yen
2012

Total income for reportable segments	¥171,713
Intersegment transactions	(6)
Corporate expenses (see Note 2 below)	(4,811)
Interest and dividend income	1,790
Interest expense	(5)
Gain on foreign exchange—net	178
Equity in earnings of associated companies	553
Other	(4,407)

Operating income as per the consolidated financial statements	¥165,005

c.	Sales to customers, by services

	Millions of Yen
	2012
	Advertising	e-Commerce Related	Membership Services	Corporate Services	Other	Total

Sales to customers	¥165,668	¥62,151	¥37,364	¥18,049	¥18,857	¥302,089

a.	Sales, income and related information by reportable segments

	Thousands of U.S. Dollars
	2012
	Reportable Segments
	Media Business	Business-services Business	Consumer Business	Total	Reconciliation	Consolidated

Sales to customers	$1,341,915	$1,015,148	$1,313,578	$3,670,641	$4,855	$3,675,496

Intersegment sales	—	12	—	12	(12)	—

Total sales	$1,341,915	$1,015,160	$1,313,578	$3,670,653	$4,843	$3,675,496

Segment income	$738,521	$518,907	$831,792	$2,089,220	$(81,616)	$2,007,604

Depreciation and amortization	$38,460	$45,772	$43,131	$127,363	$4,149	$131,512
Amortization of goodwill (see Note 1 below)	5,646	2,871	706	9,223	365	9,588
Remaining balance of goodwill	5,682	268	1,241	7,191		7,191
Interest received (paid)—net	(24)	37	12	25	16,851	16,876
Equity earnings of associated companies accounted for by the equity method	2,068	2,032	243	4,343	2,385	6,728

b.	Reconciliation between the segment income and the consolidated financial statements

Thousands of U.S. Dollars
2012

Total income for reportable segments	$2,089,220
Intersegment transactions	(73)
Corporate expenses (See Note 2 below)	(58,535)
Interest and dividend income	21,779
Interest expense	(61)
Gain on foreign exchange—net	2,166
Equity in earnings of associated companies	6,728
Other	(53,620)

Operating income as per the consolidated financial statements	$2,007,604

c.	Sales to customers, by services

	Thousands of U.S. Dollars
	2012
	Advertising	e-Commerce Related	Membership Services	Corporate Services	Other	Total

Sales to customers	$2,015,671	$756,187	$454,605	$219,601	$229,432	$3,675,496

Note 1:	Amortization of goodwill in the tables above includes the loss on write-down of unamortized balance of goodwill recorded as other expenses in the consolidated statements of income.
Note 2:	Corporate expenses consist primarily of general and administrative expenses that are not allocable to reportable segments.

Segment information of the Group as of and for the year ended March 31, 2011 is as follows:

a.	Sales, income and related information by reportable segments

	Millions of Yen
	2011
	Reportable Segments
	Media Business	Business-service Business	Consumer Business	Total	Reconciliation	Consolidated

Sales to customers	¥110,234	¥76,739	¥104,914	¥291,887	¥537	¥292,424

Intersegment sales	2	—	1	3	(3)	—

Total sales	¥110,236	¥76,739	¥104,915	¥291,890	¥534	¥292,424

Segment income	¥59,419	¥38,790	¥68,062	¥166,271	¥(6,667)	¥159,604

Depreciation and amortization	¥2,727	¥3,192	¥3,590	¥9,509	¥335	¥9,844
Amortization and adjustment of goodwill (See Note 1 below)	351	(379)	58	30	—	30
Remaining balance of goodwill	932	258	160	1,350	—	1,350
Interest received (paid)—net	(1)	5	2	6	321	327
Equity earnings (losses) of associated companies accounted for by the equity method	385	176	(139)	422	(40)	382

b.	Reconciliation between the segment income and the consolidated financial statements

Millions of Yen
2011

Total income for reportable segments	¥166,271
Intersegment transactions	(10)
Corporate expenses (See Note 2 below)	(6,355)
Interest and dividend income	(414)
Interest expense	21
Gain on foreign exchange—net	(211)
Equity in earnings of associated companies	(382)
Other	684

Operating income as per the consolidated financial statements	¥159,604

c.	Sales to customers, by services

	Millions of Yen
	2011
	Advertising	e-Commerce Related	Membership Services	Corporate Services	Other	Total

Sales to customers	¥157,350	¥59,207	¥36,633	¥19,025	¥20,209	¥292,424

Note 1:	Amortization and adjustment of goodwill in the tables above include adjustment of amortization of goodwill due to subsequent adjustments to the purchase price on acquisition.
Note 2:	Corporate expenses consist primarily of general and administrative expenses that are not allocable to reportable segments.

Segment information of the Group as of and for the year ended March 31, 2010 is as follows:

a.	Sales, Income and Related Information by reportable segments

	Millions of Yen
	2010
	Reportable Segments
	Media Business	Business-service Business	Consumer Business	Total	Reconciliation	Consolidated

Sales to customers	¥102,268	¥71,217	¥105,373	¥278,858	¥999	¥279,857

Intersegment sales	3	197	1	201	(201)	—

Total sales	¥102,271	¥71,414	¥105,374	¥279,059	¥798	¥279,857

Segment income	¥49,590	¥32,016	¥69,996	¥151,602	¥(7,776)	¥143,826

Depreciation and amortization	¥2,780	¥3,099	¥3,654	¥9,533	¥680	¥10,213
Amortization of goodwill	382	486	58	926	—	926
Remaining balance of goodwill	827	3,850	219	4,896	—	4,896
Interest received (paid)—net	(1)	4	2	5	(101)	(96)
Equity earnings (losses) of associated companies accounted for by the equity method	33	(332)	(36)	(335)	113	(222)
Impairment loss	1,252	—	—	1,252	218	1,470

b.	Reconciliation between the Segment Income and the Consolidated financial statement

Millions of Yen
2010

Total income for reportable segments	¥151,602
Intersegment transactions	15
Corporate expenses (Note)	(8,627)
Interest and dividend income	(156)
Interest expense	197
Gain on foreign exchange—net	(75)
Equity in earnings of associated companies	222
Other	648

Operating income on the consolidated financial statement	¥143,826

c.	Sales to Customers, by Services

	Millions of Yen
	2010
	Advertising	e-Commerce Related	Membership Services	Corporate Services	Other	Total

Sales to customers	¥141,293	¥59,385	¥37,262	¥19,797	¥22,120	¥279,857

Note:	Corporate expenses consist primarily of general and administrative expenses that are not allocable to reportable segments.

16.	SUBSEQUENT EVENTS

Appropriation of retained earnings

The following appropriation of retained earnings at March 31, 2012 was approved at the Company’s Board of Directors meeting held on May 20, 2012:

	Millions of Yen	Thousands of U.S. Dollars

Year-end cash dividends, ¥347.00 ($4.22) per share	¥20,127	$244,884

New segmentation

In April 2012, the Company reviewed its corporate structure and the functions of its business groups in order to respond more quickly to changes in the market through implementing a more effective system to provide its services. As a result, the Company is in the process of reorganizing its three reportable segments, namely, (1) media business, (2) business-services business, and (3) consumer business, into two reportable segments, namely, (1) marketing solution business and (2) consumer business. The Company united the media business and marketing solutions business, which have a mutually complementary relationship, into the marketing solution business to reflect the nature of businesses more accurately. The new segmentation will be used for the year ended March 31, 2013 and thereafter.

The new reportable segments include the following businesses:

(1) Marketing solution business

(a) Listing advertising (Paid-search advertising and interest-based advertising)

(b) Display advertising (Banner, text, e-mail and video)

(c) Information listing service (Yahoo! Real Estate, Yahoo! Rikunabi, Yahoo! Auto, and others)

(d) Data-center related services

(e) Other services including Yahoo! WebHosting, Yahoo! Travel and others

(2) Consumer business

(a) Tenant, royalty, and system-use fees for Yahoo! Auctions

(b) Tenant and royalty fees for Yahoo! Shopping

(c) Revenue from Yahoo! Premium memberships

(d) Content fees and Yahoo! BB ISP fees

Segment information for the year ended March 31, 2012 prepared under the new segmentation is not presented because the reorganization process for the Company’s management structure is in progress.

Business and capital alliance with ASKUL Corporation

The Company entered into a business and capital alliance agreement with ASKUL Corporation (“ASKUL”), as well as a share issuance agreement under which the Company will subscribe for ASKUL’s newly issued shares, in accordance with the resolution of the Board of Directors’ meeting held on April 27, 2012. The Company paid the consideration for the newly issued shares on May 18, 2012. ASKUL will be the Company’s associated company accounted for by the equity method.

(1) Purposes of the agreements

The Company and ASKUL entered into the agreements for the purpose of expanding their electronic commerce businesses by utilizing the strengths of both groups. The Company’s strengths include its brand name, customer attraction power, and settlement capabilities developed through its business-to-customers businesses of Yahoo! Shopping and Yahoo! Auctions. The Company plans to combine ASKUL’s strengths such as distribution know-how, information system, merchandising and consumer service capabilities, which are accumulated through its business-to-business mail order business, with the Company’s strengths.

In order to maximize the corporate value of each company, the two companies will need to share their customer attraction power, customer lists, supply resources, settlement system, technologies regarding system and design for online services, and equipment and operation capability of logistics and distribution, as well as know-how and human resources of these items. While leveraging synergies from the alliance, the Company intends to develop a new electronic commerce business targeting online business-to-customers businesses. The goal of this alliance is to become a leader in the new business field within two years from the date of agreement, which would be achieved through providing new value added services to customers in Japan and opportunities to strengthen their businesses.

(2) Outline of ASKUL

(a) Main businesses of ASKUL—Mail-order sales of the following items and services: Stationery products, office supplies, office furniture, office interior goods, computer appliances, software, books, food products, daily necessities, soft drinks, apparel, household electronic devices, hygiene goods, medical goods, medical equipment, nursing care goods, printing and embossing service (business cards, envelopes, and business documents), and office layout service.

(b) Date of incorporation—November 2, 1963

(c) Head office—3-2-3, Toyosu, koto-ku, Japan

(d) Representative—Shoichiro Iwata, President and CEO

(e) Paid-in capital—¥3,535 million (as of February 20, 2012)

(f) Major shareholder—PLUS CORPORATION: 26.80% (as of November 20, 2011)

(3) Outline of the issuance of ASKUL’s new shares

ASKUL issued 23,028,600 shares of its common stock at ¥1,433 per share. Due date of the payment for the shares was May 20, 2012. Number of ASKUL’s issued shares before the latest issuance was 31,189,400 shares. The Company subscribed for all of the new shares for a consideration of ¥32,999 million ($401,497 thousand) in total. As a result, the total number of issued shares of ASKUL became 54,218,000 shares of which the Company holds 42.6% of the common stock. The Company did not have any shares of ASKUL before this transaction.

17. SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN JAPANESE GAAP AND U.S. GAAP

The Group maintains its books and records in conformity with Japanese GAAP, which differs in certain respects from U.S. GAAP. Reconciliations of net income, revenue and equity under Japanese GAAP with the corresponding amounts under U.S. GAAP, along with a description of those significant differences, and statements of comprehensive income, are summarized below. These reconciliations include all material differences between Japanese GAAP and U.S. GAAP.

Net income reconciliation		Millions of Yen			Thousands of U.S. Dollars
	Note	2012	2011	2010	2012
Net income under Japanese GAAP		¥100,559	¥92,175	¥83,523	$1,223,494
Add back minority interests under Japanese GAAP	h	431	517	382	5,244
U.S. GAAP adjustments:
Goodwill	a	720	(2,752)	1,381	8,760
Intangible assets	a	(563)	(650)	(799)	(6,850)
Property and equipment	a	(225)	(225)	(225)	(2,738)
Equity-method investments	b	540	461	(66)	6,570
Investment in equity securities	c	(2,048)	(10,036)	506	(24,918)
Depreciation	d	696	(87)	534	8,468
Asset retirement obligations	e	—	1,079	(103)	—
Compensated absences	f	(710)	(127)	(206)	(8,638)
Revenue	i	(818)	—	—	(9,953)
Income tax expense	g	611	5,446	(141)	7,434
Others	j	(302)	29	(36)	(3,673)

Net income under U.S. GAAP		¥98,891	¥85,830	¥84,750	$1,203,200
Less net income attributable to noncontrolling interests		(427)	(505)	(374)	(5,195)

Net income attributable to the common shareholders of the Company		¥98,464	¥85,325	¥84,376	$1,198,005

Net income per share under U.S. GAAP:		Yen			U.S. Dollars
		2012	2011	2010	2012
Net income per share attributable to the common shareholders of the Company – basic		¥1,697.68	¥1,471.40	¥1,452.90	$20.66
Weighted average shares outstanding – basic (thousands)		57,999	57,989	58,074	—
Net income per share attributable to the common shareholders of the Company – diluted		¥1,697.36	¥1,470.39	¥1,451.69	$20.65
Weighted average shares outstanding – diluted (thousands)		58,010	58,029	58,122	—

Revenue reconciliation		Millions of Yen			Thousands of U.S. Dollars
	Note	2012	2011	2010	2012
Net sales under Japanese GAAP		¥302,089	¥292,424	¥279,857	$3,675,496
Gross presentation of revenues	i	24,499	29,632	28,431	298,078
Deferral of revenues	i	(818)	—	—	(9,953)

Net sales under U.S. GAAP		¥325,770	¥322,056	¥308,288	$3,963,621

Statements of comprehensive income		Millions of Yen			Thousands of U.S. Dollars
	Note	2012	2011	2010	2012
Net income under U.S. GAAP		¥98,891	¥85,830	¥84,750	$1,203,200
Other comprehensive income, net of tax;
Unrealized gain (loss) on available for sale securities, net of tax		343	(770)	1,758	4,173
Net derivative gain (loss) under hedge accounting		3	(29)	26	36

Comprehensive income		99,237	85,031	86,534	1,207,409
Comprehensive income attributable to noncontrolling interests		(427)	(505)	(374)	(5,195)

Comprehensive income attributable to the common shareholders of the Company		¥98,810	¥84,526	¥86,160	$1,202,214

Equity reconciliation		Millions of Yen		Thousands of U.S. Dollars
	Note	2012	2011	2012
Equity under Japanese GAAP		¥468,301	¥385,106	$5,697,786
U.S. GAAP adjustments:
Goodwill	a	2,394	1,674	29,128
Intangible assets	a	1,391	1,954	16,924
Property and equipment	a	610	835	7,422
Equity-method investments	b	(274)	(878)	(3,334)
Investment in equity securities	c	(11,419)	(9,400)	(138,934)
Depreciation	d	5,306	4,612	64,558
Asset retirement obligations	e	—	—	—
Compensated absences	f	(2,387)	(1,677)	(29,042)
Revenue	i	(818)	—	(9,953)
Income taxes	g	3,046	2,984	37,060
Others	j	(105)	207	(1,278)

Equity under U.S. GAAP		¥466,045	¥385,417	$5,670,337

Cash flows reconciliation

There were no significant differences between Japanese GAAP and U.S. GAAP for cash flows for the years ended March 31, 2012, 2011 and 2010.

Description of significant differences

a.	Business combinations

Under Japanese GAAP, business combinations are generally accounted for using the purchase method which requires acquired assets and assumed liabilities to be recorded at fair value. Goodwill is measured as the excess of cost over fair values of the individual assets acquired and liabilities assumed at the acquisition date. If there is excess fair value of the individual assets acquired and liabilities assumed at the acquisition date over the acquisition cost, negative goodwill is recorded. Subsequently, goodwill / negative goodwill is amortized on a straight-line basis over an estimated period. Also, an impairment test must be performed when an indicator of impairment is identified but an annual impairment test is not required. The amortization period may vary depending on the nature of the acquired business. While this standard allows for recognition of identifiable intangible assets when intangible assets or legal rights can be separately transferred and an independent value can reasonably be allocated, the Company has not recognized any intangible assets separately.

As noted in Note 2.b, the ASBJ issued a revised accounting standard for business combinations in December 2008, which was applicable to business combinations undertaken on or after April 1, 2010. Under this revised standard, the acquirer recognizes the bargain purchase gain in profit or loss immediately on the acquisition date and records identifiable intangible assets separately from goodwill when they can be separately transferred and an independent value can reasonably be allocated.

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) consummated prior to April 1, 2009 have been accounted for using the purchase method as defined in Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” SFAS No. 141 requires that the net assets, comprising the tangible and identifiable intangible assets less liabilities of the acquired company, be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. In some cases, the sum of the amounts assigned to assets acquired and liabilities assumed exceed the cost of the acquired entity, and in such cases that excess is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets relating to pension or other postretirement benefit plans, and (e) any other current assets.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)), subsequently codified within FASB Accounting Standards Codification (“FASB ASC”) Topic 805, “Business Combinations”. Under FASB ASC Topic 805, the entity that acquires the business and obtains control measures 100% of net assets acquired, including goodwill, at their fair values. Non-controlling interests acquired in a business combination, if any, are measured initially at fair value including their share of goodwill. FASB ASC Topic 805 also requires certain contingent assets and liabilities acquired to be recognized at their fair values on the acquisition date and for certain arrangements, changes in fair value will be recognized in earnings until settled. When acquisitions result in a “bargain purchase”, it is recognized as a gain in earnings. FASB ASC Topic 805 also requires transaction and restructuring costs to be expensed. Any adjustments made after the measurement period and adjustments made during the measurement period relating to facts and circumstances that did not exist as of the acquisition date, which relate to valuation allowance and/or acquired tax uncertainties, are recorded through income tax expense. FASB ASC Topic 805 also provides that the acquirer may not adjust the finalized accounting for business combinations, including business combinations completed prior to the effective date of FASB ASC Topic 805, for changes in acquired tax uncertainties or changes in the valuation allowances for acquired deferred tax assets that occur subsequent to the effective date of FASB ASC Topic 805. The Group adopted the provisions of FASB ASC Topic 805 effective April 1, 2009.

In accordance with FASB ASC Topic 350, “Intangibles – Goodwill and Other”, goodwill and indefinite-lived intangible assets recognized in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. In September 2011, the FASB issued ASU 2011-08 which amends the rules for testing goodwill for impairment. Under the new rules, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The Group early adopted the provisions of ASU 2011-08 in the fiscal year ended March 31, 2012, with respect to the performance of the Group’s annual impairment test of goodwill. In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Group assesses relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. The judgments and assumptions include the identification of the macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, specific events and share price trends and determining whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact. Based on the results of the qualitative assessment, the Group believes that the fair value of the goodwill in each of the Group’s reporting units continue to substantially exceed their respective carrying values and concluded that it was not necessary to conduct the two-step goodwill impairment test. As a result, the adoption of ASU 2011-08 did not impact the Group’s results of operations, financial position, or cash flows. Intangible assets subject to amortization are amortized over their expected useful life and are tested for impairment. The Group does not have any indefinite-lived intangible assets.

Goodwill:

The following table represents a summary of U.S. GAAP adjustments associated with goodwill as of and for the years ended March 31, 2012, 2011, and 2010:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
U.S. GAAP adjustments to goodwill:
Beginning balance adjustments	¥1,674	¥(94)	¥(1,474)	$20,368
Balance sheet reclassification;
Reversal of adjustments to purchase price under Japanese GAAP (*1)	—	4,520	—	—
Other adjustments	—	—	(1)	—

Sub-total	—	4,520	(1)	—
Adjustments for the year:
Reversal of goodwill amortization recorded in selling, administrative and general expenses under Japanese GAAP (*2)	396	831	1,724	4,818
Reversal of loss on the write-down of the unamortized balance of goodwill under Japanese GAAP	324	—	—	3,942
Tax benefits allocated to reduce goodwill (*3)	—	—	(884)	—
Impairment loss of goodwill (*4)	—	(1,912)	—	—
Reversal of goodwill adjustments under Japanese GAAP (*5)	—	—	541	—
Reversal of the adjustments to purchase price under Japanese GAAP (*1)	—	(904)	—	—
Transfer of assets group that constitutes a business in exchange for an interest in an equity method investee (*6)	—	(767)	—	—

Adjustments to net income	720	(2,752)	1,381	8,760

Total U.S. GAAP adjustments	¥2,394	¥1,674	¥(94)	$29,128

(*1)	Under Japanese GAAP, the indemnification receivable of ¥4,520 million from SOFTBANK CORP. was recorded as a subsequent adjustment to the purchase price during the fiscal year ended March 31, 2011. The amortization expense for goodwill was reduced by ¥904 million as a result of the reduction in goodwill during the same period. Under U.S. GAAP, generally no further adjustments are made to the purchase price allocation after the measurement period (see Note 17 g.).
(*2)	Under Japanese GAAP, goodwill is amortized over an estimated period. Goodwill amortization is reversed for U.S. GAAP purposes.
(*3)	Under Japanese GAAP, the tax-deductible goodwill is accounted for similar to a temporary difference for which a deferred tax asset or liability is recognized. Under U.S. GAAP, through the fiscal year ended March 31, 2010 no deferred taxes are recognized for the differences between tax-deductible goodwill and financial statement goodwill as of the acquisition date. However, subsequent to the acquisition, a tax benefit for the differences is recognized in the financial statement as a reduction of financial statement goodwill when it is realized on the tax return.
(*4)	Under Japanese GAAP, an impairment test is performed when an indicator of impairment is identified, and an annual impairment test is not required. Whereas under U.S.GAAP, an impairment test is required at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Because of this difference, U.S. GAAP may require recording of impairment losses earlier in time and of different amounts as compared to Japanese GAAP. In addition, the amount of goodwill recognized is different between Japanese GAAP and U.S. GAAP. Goodwill is also amortized under Japanese GAAP while there is no amortization under U.S. GAAP. As a result of these recognition, measurement and timing differences, additional impairment loss of ¥1,912 million was recorded for U.S. GAAP purposes, of which ¥1,715 million was recognized in the business-service business segment during the fiscal year ended March 31, 2011.
(*5)	The Company accounted for the tax assessed after the acquisition of Overture K.K. with a charge to tax expense and a credit to goodwill under Japanese GAAP in accordance with the indemnity clause contained in the purchase agreement (i.e. as a reduction in the purchase price). Whereas in U.S. GAAP (ASC Topic 805), such adjustment in goodwill is not allowed after the conclusion of the measurement period, and therefore, the entry recorded under Japanese GAAP was reversed, increasing goodwill and decreasing tax expense.
(*6)	The Company made an acquisition of approximately 11% of the outstanding common stock of MM, a company listed on the First Section of the Tokyo Stock Exchange, in exchange for cash in April 2010, which was followed by an indirect acquisition by YVI of approximately 15% of MM’s common stock in exchange for a transfer of its marketing research business to MM in August 2010. As a result, the Group’s equity interests in MM increased to over 20%. Under Japanese GAAP, the percentage ownership in the transferred business decreases due to dilution but is assumed to be continuous through the ownership in the acquiring company, and gain or loss is recognized only to the extent of the decreased interest in investment. Under U.S. GAAP (ASC Topic 810), the transfer of a group of assets that constitutes a business in exchange for an interest in an equity method investee is considered to be a loss of control of a business, and full gain or loss recognition in earnings is required.

Intangible assets:

As noted in Note 2.b, under Japanese GAAP, a revised accounting standard for business combinations is applicable to business combinations which occur on and after April 1, 2010, and the acquirer shall recognize identifiable intangible assets separately from goodwill when they can be separately transferred and an independent value can reasonably be allocated. There were no such requirements for business combinations which occurred before March 31, 2010.

Under U.S.GAAP, identifiable intangible assets are recognized separately from goodwill and are amortized over their estimated useful life. Customer contracts and related relationships, affiliates contracts and related relationships, trade name and trademarks have been recognized and amortized under U.S. GAAP but they had not been recognized under Japanese GAAP.

The following table represents a summary of U.S. GAAP adjustments to intangible assets as of and for the years ended March 31, 2012, 2011, and 2010, related with the business combinations conducted in the past:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
U.S. GAAP adjustments:
Beginning balance adjustments	¥1,954	¥2,604	¥3,403	$23,774
Amortization of intangible assets separately identified under U.S. GAAP	(563)	(563)	(799)	(6,850)
Transfer of asset group that constitutes a business in exchange for an interest in an equity method investee	—	(87)	—	—

Sub-total	(563)	(650)	(799)	(6,850)

U.S. GAAP adjustments to intangible assets	¥1,391	¥1,954	¥2,604	$16,924

Property and equipment:

U.S. GAAP adjustments to property and equipment primarily consist of the adjustments to the fair value assessments and the related adjustments in depreciation in connection with business combinations in the past. Such acquired assets are recorded based on their estimated fair value at the date of acquisition and depreciated over their estimated useful lives. Depreciation expenses related to U.S. GAAP adjustments to these assets were ¥225 million ($ 2,738 thousand) each in the years ended March 31, 2012, 2011, and 2010.

Business Combinations during fiscal years ended March 31, 2012, 2011, and 2010

There were no material business combinations in the years ended March 31, 2012, 2011, and 2010. Accordingly, no material differences between Japanese GAAP and U.S. GAAP were identified in the years ended March 31, 2012, 2011, and 2010.

b.	Equity-method investments

Under Japanese GAAP, an excess of the investor’s carrying amount over the underlying equity in net assets of an investee (“equity-method goodwill”) is generally amortized within 20 years. The carrying value of equity-method investments are adjusted to fair value if a significant decline in the fair value is observed, unless the carrying value is expected to recover. Generally a decline in fair value of more than 50% of the carrying value is considered to be significant. The reduction is allocated and limited to reduce the equity-method goodwill to zero and no additional reductions or impairments, which reduce the carrying amount below the investor’s proportionate interest in the investee’s net assets, are recognized. When an investor loses the ability to exercise significant influence over the investee, the investor should discontinue equity-method accounting and apply the cost method retrospectively by adjusting retained earnings as of the date the investor no longer has the ability to exercise significant influence.

Under U.S. GAAP, equity-method goodwill is carried as a part of investment cost and not treated separately for amortization. However, equity-method investments are reviewed for impairment in accordance with FASB ASC Topic 323, “Investments – Equity Method and Joint Ventures”. A loss in value of an investment that is other than a temporary decline must be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. However, a decline in the quoted market price below the carrying amount or the existence of operating losses is not necessarily indicative of a loss in value that is other than temporary.

All are factors that should be evaluated. When an investor discontinues equity method accounting, the carrying amount of the investment under the equity method becomes the cost method carrying amount of the investment as of the date of the change.

The following table represents reconciliations to equity-method investments under Japanese GAAP with those under U.S. GAAP:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Balance of Investments in unconsolidated subsidiaries and associated companies at March 31 under Japanese GAAP	¥10,034	¥11,638	¥6,849	$122,083
Investments in unconsolidated subsidiaries under Japanese GAAP (*1)	(347)	(365)	(365)	(4,222)

Balance of equity method investments at March 31 under Japanese GAAP	¥9,687	¥11,273	¥6,484	$117,861
U.S. GAAP adjustments:
Beginning balance adjustments	(878)	(1,296)	(1,230)	(10,683)
Adjustments to net income:
Reversal of goodwill amortized under Japanese GAAP and recognition of impairment loss under U.S. GAAP	540	141	(66)	6,570
Adjustments to acquisition cost under Japanese GAAP related to business transfer (*2)	—	320	—	—

Adjustments to net income	540	461	(66)	6,570
Reversal of adjustments to retained earnings on the Group’s equity in losses/ (earnings) of equity method investees based on discontinuation of equity method under Japanese GAAP (*3)	64	627	(130)	779
Reclassification to “Investment in equity securities” associated with the discontinuation of equity method under Japanese GAAP	—	(670)	130	—

Total U.S. GAAP adjustments	(274)	(878)	(1,296)	(3,334)

Balance at March 31 under U.S. GAAP	¥9,413	¥10,395	¥5,188	$114,527

(*1)	Investments in unconsolidated subsidiaries are included in “Investments in unconsolidated subsidiaries and associated companies” under Japanese GAAP. By comparison, under U.S. GAAP, all subsidiaries are consolidated, and investments in unconsolidated subsidiaries are excluded from “Investments in unconsolidated subsidiaries and associated companies”.

(*2)	As described in the section a. “Business combinations”, for business divestitures where the transferred business becomes an affiliate, gain or loss is recognized for the decrease in investment under Japanese GAAP, whereas, under U.S. GAAP, full gain or loss recognition is required and the full fair value of the equity consideration received is recognized as an investment. Accordingly, ¥320 million was adjusted to the acquisition cost of MM stock under U.S. GAAP during the year ended March 31, 2011.
(*3)	Under Japanese GAAP, upon the discontinuation of the equity method, the carrying amount of the equity method investment is amended retroactively by adjusting retained earnings or losses which were recorded for the period in which the equity method was applied. Under U.S. GAAP, the book value of the equity method investment is carried over as a part of the carrying amount of the investments when use of the equity method is discontinued.

c.	Investment in equity securities

Under Japanese GAAP, if there are investments with a quoted market price classified as available-for-sale for which the market price falls significantly, the change in fair value is required to be recognized in the income statement unless the carrying amount of the security is expected to recover. If there is a significant deterioration in the value of securities without a quoted market price, the carrying value is deemed to be impaired and the impairment charge is recognized in the income statement. Then a new cost basis is established after a security is impaired.

Under U.S. GAAP, if the fair value of an investment in equity securities is less than its cost at the balance sheet date, the investor should determine whether the impairment is other than temporary. ASC 320-10-S99-1 provides factors which, individually or in combination, indicate that a decline in value of an equity security is other than temporary and that a write-down of the carrying value is required.

In accordance with the guidance, the Group considers (1) the duration and extent to which the market value has been less than cost; (2) the financial condition and near-term prospects of the issuer, as well as underlying factors such as specific events or circumstances that may influence the operations of the issuer; and (3) the intent and ability of the holder to retain its investment for a period that will be sufficient to allow for any anticipated recovery in market value. If an impairment of a security is considered other-than-temporary, an impairment loss equal to the difference between the cost and the fair value of the investment, calculated as of the balance sheet date, should be recognized in earnings. The written-down value becomes the investment’s new cost basis. Any recoveries or reductions in fair value after the balance sheet date should not affect the measurement of the impairment loss at the balance sheet date.

The following table represents reconciliations of Investments in equity securities under Japanese GAAP with those under U.S. GAAP:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Balance at March 31 under Japanese GAAP	¥32,720	¥31,398	¥153,144	$398,102
U.S. GAAP adjustments:
Beginning balance adjustments	(9,400)	(34)	(410)	(114,369)
Adjustments to net income:
Impairment loss recognized under U.S. GAAP and reversal of impairment loss recognized under Japanese GAAP(*1)	(2,048)	(10,036)	506	(24,918)

Adjustments to net income	(2,048)	(10,036)	506	(24,918)
Reclassification from “Equity-method investments” associated with the discontinuation of equity method under Japanese GAAP	—	670	(130)	—

Other adjustments	29	—	—	353

Total U.S. GAAP adjustments	(11,419)	(9,400)	(34)	(138,934)

Balance at March 31 under U.S. GAAP	¥21,301	¥21,998	¥153,110	$259,168

(*1)	Under U.S. GAAP, the Company recognized impairment losses totaling of ¥2,048 million ($24,918 thousand) on investments in equity securities for the year ended March 31, 2012 including an additional impairment loss of ¥1,510 million ($ 18,372 thousand) for the investment in The Japan Net Bank, Limited (“JNB”), considering the severity and duration of the investment’s decline in fair value. As of March 31, 2011, fair value of the investment in JNB was less than its carrying amount, and it was determined that the decline in fair value of the investment was other than temporary based on the deterioration of JNB’s business performance. Accordingly, an impairment loss of ¥10,036 million was recognized under U.S. GAAP. As of March 31, 2012, the Company recognized an additional other-than-temporary impairment loss for JNB investment under U.S. GAAP as it was determined from reviewing its business performance that JNB would fail to generate expected future cash flows.

d.	Depreciation

Under Japanese GAAP, an entity is required to depreciate property and equipment over the useful life of each asset considering conditions specific to the entity and an entity could apply the declining-balance method unless it is unreasonable.

Under U.S. GAAP, depreciation expense in financial statements for an asset is determined using the straight-line method over the estimated useful life. Based on FASB ASC Topic 360, “Property, Plant and Equipment”, the cost of a productive facility is one of the costs of the services it renders during its useful economic life. U.S. GAAP requires that this cost be spread over the expected useful life of the facility in such a way as to allocate it as equitably as possible to the periods during which services are obtained from the use of the facility.

e.	Asset retirement obligations

As noted in Note 2. m, on March 31, 2008, the ASBJ published a new accounting standard for asset retirement obligations, ASBJ Statement No.18 “Accounting Standard for Asset-Retirement Obligations” that is effective for fiscal years beginning on or after April 1, 2010. This new accounting standard requires all entities to recognize legal obligations associated with the retirement of a tangible long-lived asset that result from the acquisition, construction, or development and (or) the normal operation of a long-lived asset. A legal obligation is an obligation that an entity is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract. Prior to the adoption of the standard, the Group recognized only those asset retirement costs that they were committed to pay in connection with the relocation of the Company’s office buildings.

Under U.S. GAAP, obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs are accounted and reported under FASB ASC Topic 410, “Asset Retirement Obligations”. In the year ended March 31, 2011, the Group reversed U.S. GAAP adjustments totaling ¥1,079 million which represent the impact of the asset retirement obligations prior to April 1, 2010 as the related transition adjustments were recorded under Japanese GAAP also. Since no material difference between the new standard under Japanese GAAP and that under U.S. GAAP exists, there are no adjustments starting from the year ended March 31, 2012.

f.	Compensated absences

Under Japanese GAAP, there is no specific accounting standard for compensated absences, and as a result, recognition of such liabilities is generally not practiced in Japan.

Under U.S. GAAP, accounting for compensated absences granted to employees is stipulated in FASB ASC Topic 710, “Compensation – General”. According to FASB ASC Topic 710, the Group accrues a liability for employees’ compensation for future absences.

g.	Income taxes

Uncertainty in income taxes:

Under U.S. GAAP, FASB ASC Topic 740, “Income Taxes” (formerly FIN 48, “Accounting for Uncertainty in Income Taxes”) provides guidance for accounting for uncertainty in income taxes. An entity should initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

There is no similar or equivalent guidance under Japanese GAAP.

As described in Note 8, the Company received a “Notice of Correction for Income Taxes and Notice of Assessment for Additional Tax” dated June 29, 2010 which disallowed utilization of certain net operating loss carryforwards. Under Japanese tax laws, once a deficiency assessment notice is issued by the taxing authority in connection with any taxpayer’s corporate tax liability, the taxpayer is, with certain limited exceptions which are not applicable in the given case, legally obligated to pay the assessed tax within one month from the date of the deficiency assessment notice. The prevailing practice in Japan is for corporate taxpayers to comply with such payment obligation as promptly as possible in order to avoid further accrual of interest on the assessed (and unpaid) tax amount, even if the taxpayer in question expects to file an administrative appeal and commence litigation against the taxing authority, requesting to cancel such deficiency assessment notice. The taxpayer’s filing of an administrative appeal or commencement of litigation does not constitute any legal grounds to allow the taxpayer to delay the payment obligation with respect to the assessed tax under Japanese laws. In line with such prevailing practice, in July 2010, the Company paid the tax assessed by the Tokyo Regional Taxation Bureau and received an indemnification for the amount paid, net of any resulting tax benefits, from SOFTBANK CORP. in accordance with the tax indemnification provision of the purchase agreement for the SISC shares. On August 27, 2010, the Company submitted a request for reconsideration (an administrative appeal proceeding) to the national tax tribunal. Subsequently in April 2011, the Company initiated judicial proceedings and intends to thoroughly argue its position on this matter.

Under U.S. GAAP, the Company recognized a liability and an income tax expense in accordance with ASC Topic 740 of ¥26,450 million, including interest and penalties of ¥2,755 million, and an indemnification receivable and other income of ¥26,450 million was recognized as of March 31, 2010 based on the changes in practices of the taxing authority in terms of the application of the comprehensive anti-tax avoidance provision under the corporate tax laws, which were paid and received during the fiscal year ended March 31, 2011. Under Japanese GAAP, no liability, income tax expense, indemnification receivable and other income was recognized as of March 31, 2010. Accordingly, the foregoing does not result in a difference in net income and shareholders’ equity under U.S. GAAP and Japanese GAAP.

Under Japanese GAAP, the Company recorded “assessment of prior year taxes” equal to the tax assessment paid in July 2010 and the indemnification asset received from SOFTBANK CORP. as “adjustment of income taxes to reflect adjustment of the purchase price on acquisition.” Under U.S. GAAP, the excess of the previously recorded indemnification asset over the amount received from SOFTBANK CORP. was reversed. Accordingly, the foregoing does not result in a difference in net income and shareholders’ equity under U.S. GAAP and Japanese GAAP as of and for the year ended March 31, 2011.

In March 2011 and January 2012, respectively, IDCF, a subsidiary of the Company, received tax assessments from the Tokyo Regional Taxation Bureau in connection with the acquisition of IDCF by the Company. As a result, IDCF recorded liabilities for unrecognized tax benefits in accordance with ASC Topic 740, parts of which have already been paid to the taxing authority and will be fully indemnified by SOFTBANK CORP. based on the agreement with SOFTBANK CORP.

Such indemnifications were included in net cash provided by investing activities under the caption Adjustment of acquisition cost of a consolidated subsidiary in the accompanying consolidated statements of cash flows.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Balance at April 1	¥25,347	¥23,695	—	$308,395
Increases related to the prior year tax positions	1,011	1,652	¥23,695	12,301

Balance at March 31	¥26,358	¥25,347	¥23,695	$320,696

Of the amount of unrecognized tax benefits of ¥26,358 million ($320,696 thousand), ¥25,347 million and ¥23,695 million as of March 31, 2012, 2011 and 2010, respectively, ¥1,011 million ($12,301 thousand), ¥844 million and ¥23,695 million remained unpaid and accrued for as of March 31, 2012, 2011 and 2010, respectively.

The balance of total unrecognized tax benefits at March 31, 2012, if recognized, would affect the effective tax rate.

The Company and its subsidiaries file their income tax returns in Japan. The Company is no longer subject to tax examinations by the respective taxing authorities for fiscal years prior to the fiscal year ended March 31, 2009.

Tax effect of the U.S. GAAP adjustments:

Except for the accounting treatment of uncertainty in income taxes, accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC Topic 740.

The following table represents a summary of U.S. GAAP adjustments related to income taxes as of March 31, 2012 and 2011:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
U.S. GAAP adjustments:
Deferred tax assets – current	¥851	¥683	$10,354
Deferred tax assets – non-current	5,348	5,962	65,069
Deferred tax liabilities – non-current	(209)	(79)	(2,543)
Indemnification receivable recorded and adjusted(*1)	(2,238)	(2,648)	(27,230)
Provision in accordance with ASC Topic 740	(706)	(934)	(8,590)

Reconciliations to equity under U.S. GAAP	¥3,046	¥2,984	$37,060

(*1)	Under Japanese GAAP, the indemnification receivable of ¥4,520 million was recorded in connection with the tax assessment received in March 2011 and was accounted for as a subsequent adjustment to the purchase price as such goodwill was reduced. Under U.S. GAAP, the indemnification receivable of ¥706 million ($8,590 thousand) and ¥1,872 million were recorded and were accounted for as other income for the year ended March 31, 2012 and 2011, respectively.

Income tax expense included in the net income reconciliation of ¥ 611 million ($7,434 thousand) for the year ended March 31, 2012 mainly consists of the recognition of indemnification receivable of ¥ 706 million ($8,590 thousand).

Income tax expense included in the net income reconciliation of ¥ 5,446 million for the year ended March 31, 2011, mainly consists of the change in net deferred tax assets of ¥ 4,084 million resulting from the recognition of the impairment of the JNB investment.

h.	Noncontrolling interests

Under Japanese GAAP, minority interest is classified within equity and is deducted from net income.

Under U.S. GAAP, effective April 1, 2009, the Company has adopted FASB ASC Topic 810, “Consolidation.” ASC Topic 810 establishes accounting standards for noncontrolling interests and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC Topic 810 requires (i) that consolidated net income include the amounts attributable to both the parent and the noncontrolling interests, (ii) that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and (iii) expanded disclosures that clearly identify and distinguish between the interests of the parent owner and the interests of the noncontrolling owners of a subsidiary.

i.	Revenue

When revenues are generated from search and/or display advertising offerings on the Websites of third-party entities (“Affiliates”), the Group makes payments to Affiliates on the revenues generated from the display of/clicks on these advertisements. These payments are called traffic acquisition costs (“TAC”). The revenues derived from these arrangements that involve traffic supplied by Affiliates are reported gross of the payment to Affiliates, which is reported as cost of sales, for U.S. GAAP reporting purposes due to the fact that the Group is the primary obligor to the advertisers who are the customers of the advertising service.

The Group provides online settlement service that enables the users of online auction and shopping transactions to settle payments using their credit card or via online banking. In connection with this service, the Group pays a commission to card service companies or banks, which is ultimately collected from the users. Under U.S. GAAP, the Group determined that the revenue from these commissions should be reported based on the gross amount charged to the users as the Group is the primary obligor to these users.

Because there are no explicit provisions or guidance under Japanese GAAP regarding gross versus net presentation, the Group presents the revenue on a net basis under Japanese GAAP, as the Group does not bear any credit risk for collecting amounts charged to those customers.

The Group receives up-front fees related to its data center business from customers. These fees are mainly related to equipment installations and other set-up activities performed in the early stages of the arrangements with the customers. These fees are not in exchange for products delivered or services performed that represent the culmination of a separate earnings process and are not viewed as discrete earnings events under U.S. GAAP. As such, under U.S. GAAP, these fees are recognized as revenue over the contractual term of the arrangements or the expected period during which the services will be performed.

Under Japanese GAAP, these fees are recognized as revenue upon completion of the installation.

j.	Others

Others included in the net income reconciliation consist of U.S. GAAP adjustments related to share-based payments, consolidation, and leases. Also, others included in the equity reconciliation consist of U.S. GAAP adjustments related to consolidation and leases. None of the items are individually significant.

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